 Filed Pursuant to Rule 424(b)(5)

 Registration Number 333-227599

PROSPECTUS SUPPLEMENT
(To Prospectus dated September 28, 2018)

2,857,000 Shares

Common Stock

We are offering 2,857,000 shares of our common stock, $1.25 par value per share. Our common stock is listed on The Nasdaq Capital Market under the symbol “FNCB.” On January 25, 2019, the last reported sale price of our common stock on The Nasdaq Capital Market was $9.55 per share.

Investing in our common stock involves risks. Before making a decision to purchase our common stock, potential purchasers should consider the information set forth in the “Risk Factors” section beginning on page S-9 of this prospectus supplement, on page 5 of the accompanying prospectus and in our most recently filed Annual Report on Form 10-K, which is incorporated herein by reference.

	Per Share	Total
Price to public	$7.00	$19,999,000
Underwriting discounts (1)	$0.35	$999,950
Proceeds to us, before expenses	$6.65	$18,999,050
(1)	The underwriters will also be reimbursed for certain expenses incurred in this offering. See “Underwriting” for details.

We have granted the underwriters an option to purchase up to an additional 428,550 shares of our common stock for 30 days after the date of this prospectus supplement at the public offering price, less the underwriting discount.

Neither the Securities and Exchange Commission, or the SEC, nor any state securities commission or any bank regulatory agency has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The shares of common stock are not savings accounts, deposits or other obligations of any depository institution and are not insured or guaranteed by the Federal Deposit Insurance Corporation, or the FDIC, or any other government agency or instrumentality.

The underwriters expect to deliver the shares to purchasers in book-entry form only, through the facilities of The Depository Trust Company, against payment on or about February 8, 2019.

Sole Bookrunner

Performance Trust Capital Partners, LLC

Lead Manager

FIG Partners, LLC

The date of this prospectus supplement is February 6, 2019

TABLE OF CONTENTS

Prospectus Supplement

About This Prospectus Supplement	S-ii
Where You Can Find More Information	S-iii
Incorporation of Certain Information by Reference	S-iii
Cautionary Note Regarding Forward-Looking Statements	S-iv
Prospectus Supplement Summary	S-1
Risk Factors	S-9
Use of Proceeds	S-20
Capitalization	S-21
Price Range of Common Stock and Dividends	S-22
Material U.S. Federal Income and Estate Tax Consequences to Non-U.S. Holders	S-23
Underwriting	S-27
Legal Matters	S-31
Experts	S-31

Prospectus
Page
About This Prospectus	1
Cautionary Note Regarding Forward-Looking Statements	1
The Company	3
The Offering	4
Risk Factors	5
Ratio of Earnings to Fixed Charges	5
Use of Proceeds	5
Description of Securities	5
Description of Capital Stock	5
Description of Senior and Subordinated Debt Securities	11
Description of Depositary Shares	19
Description of Purchase Contracts	22
Description of Units	22
Description of Warrants	23
Description of Rights	24
Plan of Distribution	25
Legal Matters	26
Experts	27
Where You Can Find More Information	27
Incorporation of Certain Information by Reference	27

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the accompanying prospectus. The second part, the accompanying prospectus, gives more general information, some of which does not apply to this offering. You should read both this prospectus supplement and the accompanying prospectus and any free writing prospectus filed by us and the additional information incorporated by reference herein before deciding to purchase shares of our common stock.

To the extent there is a conflict between the information contained in this prospectus supplement and the information contained in the accompanying prospectus, you should rely on the information in this prospectus supplement. You should also read and consider the additional information under the captions “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” in this prospectus supplement.

This prospectus supplement and the accompanying prospectus are part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process for the delayed offering and sale of securities pursuant to Rule 415 under the Securities Act of 1933, as amended, or the Securities Act. Under the shelf registration process, we may, from time to time, sell the securities described in the accompanying prospectus in one or more offerings up to a total amount of  $75,000,000. The shelf registration statement was declared effective on October 9, 2018.

In making your investment decision, you should rely only on the information contained or incorporated by reference in this prospectus supplement, in the accompanying prospectus and in any free writing prospectus with respect to this offering filed by us with the SEC. Neither we nor the underwriters have authorized any other person to provide you with different information. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, any free writing prospectus with respect to the offering filed by us with the SEC and the documents incorporated by reference herein and therein is accurate only as of their respective dates (or, with respect to particular information contained in such document, as of the date set forth within such document as the date as of which such particular information is provided), regardless of the time of delivery of this prospectus supplement or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

We and the underwriters are not offering to sell nor seeking offers to buy shares of our common stock in any jurisdiction where offers and sales are not permitted. The distribution of this prospectus supplement and the accompanying prospectus and the offering of the common stock in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about and observe any restrictions relating to the offering of the common stock and the distribution of this prospectus supplement and the accompanying prospectus outside the United States. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus supplement and the accompanying prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

As used in this prospectus supplement, the terms “we,” “us,” and “our” mean FNCB Bancorp, Inc. and its subsidiaries (including FNCB Bank) and predecessors, unless the context indicates otherwise. In certain circumstances, however, we use the term “FNCB” to solely refer to FNCB Bancorp, Inc.

Unless otherwise indicated, currency amounts in this prospectus supplement and in the accompanying prospectus are stated in U.S. dollars.

S-ii

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and file with the SEC proxy statements, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Our SEC filings are available to the public from the SEC’s web site at www.sec.gov or on our website at www.fncb.com under the “Investor Relations” tab. Information on, or that can be accessible through, our website does not constitute a part of, and is not incorporated by reference in, this prospectus supplement or the accompanying prospectus or other offering materials.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC’s rules allow us to incorporate by reference information into this prospectus supplement. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus supplement from the date we file that document. Any reports filed by us with the SEC after the date of this prospectus supplement will automatically update and, where applicable, supersede any information contained in this prospectus supplement or incorporated by reference in this prospectus supplement. We incorporate by reference the following documents (other than information “furnished” and not “filed”):

●	our Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC on March 9, 2018;
●

those portions of our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 17, 2018 that are incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2017;

●	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2018, June 30, 2018 and September 30, 2018;
●

our Current Reports on Form 8-K filed with the SEC on January 5, 2018, January 24, 2018, January 31, 2018, February 28, 2018, April 11, 2018, April 25, 2018, May 16, 2018, July 5, 2018, July 26, 2018, July 30, 2018, October 2, 2018, October 31, 2018, December 21, 2018, December 26, 2018, January 28, 2019 and January 30, 2019;

●	the description of our common stock in our registration statement on Form S-3, filed with the SEC on September 28, 2018;
●

any documents we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus supplement and before the termination of the offering of the securities offered hereby.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus supplement is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus supplement, excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You may request a copy of these filings, at no cost, by writing or telephoning us at:

FNCB Bancorp, Inc.
Attn: Investor Relations
102 East Drinker Street
Dunmore, Pennsylvania 18512
(570) 348-6419

You should rely only on the information incorporated by reference or set forth in this prospectus supplement or the accompanying prospectus. Neither we nor the underwriters, nor any dealer or agent have authorized anyone else to provide you with additional or different information. We are not, and the underwriters are not, making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus supplement, the accompanying prospectus, any other offering material or any document incorporated by reference is accurate as of any date other than the dates on the front of those documents (or, with respect to particular information contained in such document, as of the date set forth within such document as the date as of which such particular information is provided).

S-iii

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, including the information included or incorporated by reference in this prospectus supplement, contains statements which are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These forward-looking statements include statements relating to the outlook for our future business and financial performance and/or the performance of the banking industry and economy in general. These statements, which are based on certain assumptions and estimates and describe our future plans, results, strategies and expectations, can generally be identified by the use of the words and phrases “may,” “will,” “should,” “could,” “would,” “goal,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect,” “target,” “aim,” “predict,” “continue,” “seek,” “projection” and other variations of such words and phrases and similar expressions.

We have made the forward-looking statements included or incorporated by reference in this prospectus supplement based on assumptions and estimates that we believe to be reasonable in light of the information available to us at the time of such statements. However, these forward-looking statements are subject to significant risks and uncertainties, and could be affected by many factors. Factors that could have a material adverse effect on our business, financial condition, results of operations and future growth prospects can be found in the “Risk factors” section of this prospectus supplement, elsewhere in this prospectus supplement and in the documents incorporated by reference in this prospectus supplement. These factors include, but are not limited to, the following:

●	weakness in the economic environment, in general, and within our market area could pose significant challenges for us and could adversely affect our financial condition and results of operations;
●	our concentrations of loans, including those to insiders and related parties, may create a greater risk of loan defaults and losses;
●

our financial condition and results of operations would be adversely affected if the allowance for loan and lease losses is not sufficient to absorb actual losses or if increases to the allowance for loan and lease losses were required;

●

if management concludes that the decline in value of any of our investment securities is other-than-temporary, we are required to write down the security to reflect credit-related impairments through a charge to earnings;

●	changes in interest rates could reduce income, cash flows and asset values;
●	we may not be able to retain or grow our core deposit base, which could adversely impact our funding costs;
●	we are subject to credit risk, which could adversely affect our profitability;
●	our risk management framework may not be effective in mitigating risks or losses to us;
●	we are dependent on the use of data and modeling in both our management’s decision-making generally and in meeting regulatory expectations in particular;
●	our portfolio of loans to small and mid-sized community-based businesses may increase our credit risk;
●	the appraisals and other valuation techniques we use in evaluating and monitoring loans secured by real property and other real estate owned may not accurately reflect the net value of the asset;
●	we depend on information technology and telecommunications systems of third parties, and any systems failures or interruptions could adversely affect our operations and financial condition;
●	we may be adversely affected by the soundness of other financial institutions;
●	we may face risks with respect to future expansion of acquisition activity;
●	we may not be able to successfully compete with others for business;
●	changes in either our financial condition or in the general banking industry could result in a loss of depositor confidence;
●	we are a bank holding company and depend on dividends from our subsidiary, FNCB Bank, or the Bank, to operate;
●

if we lose access to wholesale funding sources, we may not be able to meet the cash flow requirements of our depositors, creditors, and borrowers, or have the operating cash needed to fund corporate expansion and other corporate activities;

●	interruptions or security breaches of our information systems could negatively affect our financial performance, financial condition or reputation;
●

if our information technology is unable to keep pace with growth or industry developments or if technological developments result in higher costs or less advantageous pricing, financial performance may suffer;

●	we rely on management and other key personnel and the loss of any of them may adversely affect our operations;
●	we may be a defendant from time to time in a variety of litigation and other actions, which could have a material adverse effect on our financial condition, results of operations and cash flows;
●	our disclosure controls and procedures and internal controls over financial reporting may not achieve their intended objectives;

S-iv

●	federal and state regulators periodically examine our business and may require us to remediate adverse examination findings or may take enforcement action against us;
●	we may be required to act as a source of financial and managerial strength for the Bank in times of stress;
●	we face a risk of noncompliance and enforcement action with the Bank Secrecy Act and other anti-money laundering statutes and regulations;
●	we are subject to numerous “fair and responsible” banking laws designed to protect consumers, and failure to comply with these laws could lead to a wide variety of sanctions;
●

we are subject to laws regarding the privacy, information security and protection of personal information and any violation of these laws or another incident involving personal, confidential or proprietary information of individuals could damage our reputation and otherwise adversely affect our business;

●	rulemaking changes implemented by the Consumer Financial Protection Bureau will result in higher regulatory and compliance costs that may adversely affect our business;
●	potential limitations on incentive compensation contained in proposed federal agency rulemaking may adversely affect our ability to attract and retain our highest performing employees;
●	the Bank’s FDIC deposit insurance premiums and assessments may increase;
●	new or changed legislation or regulation and regulatory initiatives could adversely affect us through increased regulation and increased costs of doing business;
●	changes in accounting standards could impact our reported earnings;
●	we are subject to extensive government regulation, supervision and possible regulatory enforcement actions, which may subject us to higher costs and lower shareholder returns;
●	we may need to raise additional capital in the future, but that capital may not be available when it is needed and on terms favorable to current shareholders;
●	damage to our reputation could significantly harm our businesses, competitive position and prospects for growth; and
●

other factors and risks described under the “Risk Factors” section of this prospectus supplement and in Part II, Item 1A of our most recently filed Annual Report on Form 10-K under the caption “Risk Factors.”

Because of these risks and other uncertainties, our actual results, performance or achievement, or industry results, may be materially different from the anticipated or estimated results discussed in the forward-looking statements in this prospectus supplement. Our past results of operations are not necessarily indicative of our future results. You should not rely on any forward-looking statements, which represent our beliefs, assumptions and estimates only as of the dates on which they were made, as predictions of future events. All written or oral forward-looking statements that are made by or are attributable to us are expressly qualified by this cautionary notice. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of new information or unanticipated events, except as may otherwise be required by law.

S-v

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus and may not contain all the information that you need to consider in making your investment decision. To understand this offering fully, you should read this prospectus supplement and the accompanying prospectus carefully. You should carefully read the sections titled “Risk Factors” in this prospectus supplement and in the accompanying prospectus and the documents identified in the section “Incorporation of Certain Information by Reference.”

Our Company

We are a bank holding company, headquartered in Dunmore, Pennsylvania. Our primary activity consists of owning and operating FNCB Bank (the “Bank”), our wholly-owned subsidiary, which operates 16 full-service branch offices within its primary market area, Northeastern Pennsylvania, and a Limited Purpose Banking Office based in Allentown, Lehigh County, Pennsylvania. The Bank provides substantially all of our earnings as a result of its banking services. We had net income of $6.3 million for the nine months ended September 30, 2018. Total assets were $1.3 billion at September 30, 2018.

Our History

The Bank was established as a national banking association in 1910. FNCB Bancorp, Inc. (“FNCB”) incorporated in 1997, is a Pennsylvania business corporation and a registered bank holding company headquartered in Dunmore, Pennsylvania. On October 4, 2016, FNCB filed an amendment to its articles of incorporation to change its name from First National Community Bancorp, Inc. to its present name, FNCB Bancorp, Inc., effective October 17, 2016.

We became an active bank holding company on July 1, 1998 when we acquired 100% ownership of the Bank. Effective June 30, 2016, following receipt of required regulatory approvals from the Pennsylvania Department of Banking and Securities, the Bank completed a charter conversion from a national bank to a Pennsylvania state bank. Following the change in charter, the Bank changed its name from First National Community Bank to its present name, FNCB Bank.

Recent Developments

2018 and Fourth Quarter 2018 Financial Results

On January 25, 2019, we reported our unaudited preliminary financial results for the quarter and year ended December 31, 2018.  We reported net income of $13.3 million for 2018, compared to net income of $0.1 million for 2017, and net income of $7.1 million for the fourth quarter of 2018 compared to a net loss of $6.1 million for the fourth quarter of 2017.  Included in the results for 2018 and the fourth quarter of 2018 was a gain of $6.0 million, after expenses, in connection with a previously disclosed insurance recovery.

The tables below present certain of our unaudited preliminary financial results as of and for the three months and year ended December 31, 2018 and certain unaudited financial condition information as of December 31, 2018, as indicated.

(Dollars in thousands, except share and per share data)	As of and for the Three Months Ended December 31, 2018	As of and for the Year Ended December 31, 2018
Income Statement Data:
Interest income	$11,718	$45,085
Interest expense	2,581	8,578
Net interest income before provision for loan and lease losses	9,137	36,507
Provision (credit) for loan and lease losses	(199)	2,550
Net interest income after provision (credit) for loan and lease losses	9,336	33,957
Noninterest income	7,422	11,790
Noninterest expense	7,941	29,327
Income before income tax expense	8,817	16,420
Income tax expense	1,749	3,071
Net income	$7,068	$13,349
Share and Per Share Data:
Earnings per share—Basic	$0.42	$0.79
Earnings per share—Diluted	$0.42	$0.79
Cash dividends declared per common share	$0.05	$0.17
Book value per share(1)	$5.78	$5.78
Weighted average common shares outstanding - Basic	16,820,337	16,799,004
Weighted average common shares outstanding - Diluted	16,840,933	16,820,753

(Dollars in thousands, except share and per share data)	As of December 31, 2018
Balance Sheet Data:
Assets
Cash and cash equivalents	$36,481
Securities available for sale at fair value	296,923
Securities held to maturity, at amortized cost	—
Restricted stock, at cost	3,123
Loans held for sale	820
Loans, net of allowance for loan and lease losses	829,581
Bank premises and equipment, net	14,425
Accrued interest receivable	3,614
Bank-owned life insurance	31,015
Other real estate owned	919
Net deferred tax assets	10,693
Other assets	10,138
Total assets	$1,237,732
Liabilities
Demand (non-interest-bearing) deposits	$156,600
Interest-bearing deposits	939,029
Total deposits	1,095,629
Federal Home Loan Bank of Pittsburgh advances	18,930
Subordinated debentures	5,000
Junior subordinated debentures	10,310
Total borrowed funds	34,240
Accrued interest payable	338
Other liabilities	10,306
Total liabilities	1,140,513
Total shareholders' equity	97,219
Total Liabilities and shareholders' equity	$1,237,732

As of December 31, 2018
Performance Ratios:
Return on average assets(2)	1.09%
Return on average equity(2)	15.38%
Net interest margin(3)	3.22%
Noninterest income to operating income(3)	24.17%
Selected Ratios:
Loans to deposits	76.59%
Noninterest-bearing deposits to total deposits	14.29%
Cost of deposits	0.71%
Asset Quality Ratios:
Allowance for loan and lease losses to total loans	1.13%
Nonperforming loans to total loans	0.56%
Allowance for loan and lease losses to nonperforming loans	202.70%
Net charge-offs to average loans	0.25%
Loan loss provision to net charge-offs	123.50%
Capital and Related Ratios:
Tier I leverage ratio	8.50%
Total risk-based capital to risk-adjusted assets	12.69%
Average equity to average total assets(2)	7.10%

(1)	We calculate book value per share as total shareholders’ equity at the end of the relevant period divided by the outstanding number of shares of our common stock at the end of the relevant period.
(2)	Average balances were calculated using average daily balances. Average balances for loans include non-accrual loans.
(3)	Tax-equivalent adjustments were calculated using the prevailing statutory rate of 21.0% for the twelve months ended December 31, 2018.

The financial information for the quarter and year ended December 31, 2018 presented herein is preliminary and based upon currently available information, and is subject to revision as a result of, among other things, the completion of our financial closing process.  Furthermore, these preliminary results have not been audited or reviewed by our registered independent public accountants, nor have any other review procedures been performed by them with respect to these results.  Accordingly, no opinion or any other form of assurance can be provided with respect to this information. Our actual results could differ from these estimates based on the completion of the review and audit process.

THE OFFERING

Issuer	FNCB Bancorp, Inc.

Common stock offered by us	2,857,000 shares (or 3,285,550 shares if the underwriters exercise their option in full to purchase additional shares)

Common stock outstanding after this offering(1)	19,678,371 shares (or 20,106,921 shares if the underwriters exercise their option in full to purchase additional shares)

Underwriters’ option to purchase additional shares	We have granted the underwriters an option to purchase up to an additional 428,550 shares of our common stock from us within 30 days after the date of this prospectus supplement.

Public offering price per share	$7.00

Use of proceeds

We expect to use substantially all of the net proceeds of this offering for general corporate purposes, including the contribution of a portion of the proceeds to the Bank as additional capital to support growth in its lending and investment operations. The net proceeds of this offering that we contribute to the Bank will qualify as Tier 1 capital at the Bank for regulatory purposes. For a more complete description, see “Use of Proceeds.”

Participation by existing shareholders

At our request, the underwriters are making available a portion of the common stock being offered by this prospectus supplement for sale at the public offering price to our existing shareholders, which include certain of our directors, officers and other individuals associated with us. We do not know if these persons will choose to participate in this offering, but any purchases they do make will reduce the number of shares available to investors who are not our shareholders. Any participants who are officers or directors of the Company shall be subject to a lock-up agreement, including with respect to any shares sold to them in the offering. See “Underwriting—Participation by Existing Investors.” The underwriters will receive the same underwriting discount on any shares purchased by these parties as they will on any other shares sold to the public in this offering.

Dividends

Our ability to pay dividends to our shareholders is largely dependent on the Bank’s ability to pay dividends to FNCB. Bank regulations limit the amount of dividends that may be paid without the prior approval of the Bank’s regulatory agency. We cannot give you any assurance regarding the amount of any potential future dividends. See also “Price Range of Common Stock and Dividends.”

Market and trading symbol	Our common stock is traded on The Nasdaq Capital Market under the symbol “FNCB.”

Risk factors

Investing in our common stock involves certain risks. Before investing in our common stock, you should carefully consider the information under “Risk Factors” beginning on page S-9 and the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus.

(1)

The number of shares of common stock outstanding immediately after this offering is based on 16,821,371 shares of common stock outstanding as of December 31, 2018, and excludes 428,550 shares issuable pursuant to the exercise of the underwriters’ purchase option. It also excludes an aggregate of 19,200 shares reserved for issuance under our equity compensation plans subject to outstanding awards (other than shares of restricted stock) and any remaining shares reserved for issuance pursuant to our dividend reinvestment and stock purchase plan.

SUMMARY SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following table provides summary selected historical consolidated financial data for us for the periods and as of the dates indicated. Except for the data under “Selected Financial Ratios,” “Selected Performance Ratios,” “Asset Quality Ratios” and “Capital Ratios,” the summary historical consolidated financial data for the years ended December 31, 2017, 2016 and 2015, and as of December 31, 2017 and 2016, are derived from our audited consolidated financial statements which are included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, which is incorporated by reference in this prospectus supplement. The summary historical consolidated financial data for the year ended December 31, 2014, and as of December 31, 2015 and 2014, are derived from audited consolidated financial statements that are not incorporated by reference in this prospectus supplement.

The summary historical consolidated financial data as of September 30, 2018 and for the nine months ended September 30, 2018 and 2017 are derived from our unaudited interim consolidated financial statements, which are included in our Quarterly Reports on Form 10-Q for the quarter ended September 30, 2018, which is incorporated by reference in this prospectus supplement. The summary historical consolidated financial data as of September 30, 2017 are derived from unaudited interim consolidated financial statements that are not included or incorporated by reference in this prospectus supplement. We have prepared our unaudited consolidated financial statements on the same basis as our audited financial statements and have included all adjustments, consisting of normal and recurring adjustments, that we consider necessary for a fair presentation of our financial position and operating results for the unaudited periods.

The financial information presented in the table below is not necessarily indicative of our financial condition, results of operations or cash flows of any other period. You should read this information in conjunction with our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes thereto included in our Annual Report on Form 10-K for the year ended December 31, 2017, and in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2018, each of which is incorporated by reference into this prospectus supplement. See “Where You Can Find More Information.”

	As of and for the Nine Months Ended September 30,		As of and for the Years Ended December 31,
(Dollars in thousands, except share and per share data)	2018	2017	2017	2016	2015	2014
Income Statement Data:
Interest income	$33,367	$27,727	$37,848	$34,748	$32,201	$32,673
Interest expense	5,997	3,479	4,800	4,197	4,801	6,147
Net interest income before provision for loan and lease losses	27,370	24,248	33,048	30,551	27,400	26,526
Provision (credit) for loan and lease losses	2,749	486	769	1,153	(1,345)	(5,869)
Net interest income after provision for loan and lease losses	24,621	23,762	32,279	29,398	28,745	32,395
Noninterest income	4,368	5,307	7,225	6,203	7,800	14,920
Noninterest expense	21,386	20,265	28,069	27,545	28,464	33,569
Income before income tax expense	7,603	8,804	11,435	8,056	8,081	13,746
Income tax expense (benefit)	1,322	2,543	11,288	1,747	(27,759)	326
Net income	$6,281	$6,261	$147	$6,309	$35,840	$13,420
Share and Per Share Data:
Earnings per share—Basic	$0.37	$0.37	$0.01	$0.38	$2.17	$0.81
Earnings per share—Diluted	$0.37	$0.37	0.01	$0.38	$2.17	$0.81
Cash dividends declared per common share	$0.12	$0.09	$0.13	$0.09	$—	$—
Book value per share(1)	$5.15	$5.82	$5.32	$5.43	$5.22	$3.12
Weighted average common shares outstanding – Basic	16,791,815	16,711,172	16,722,966	16,571,262	16,499,622	16,472,660
Weighted average common shares outstanding - Diluted	16,813,948	16,728,852	16,740,288	16,572,695	16,499,622	16,472,871

	As of and for the Nine Months Ended September 30,		As of and for the Years Ended December 31,
(Dollars in thousands, except share and per share data)	2018	2017	2017	2016	2015	2014
Balance Sheet Data:
Assets
Cash and cash equivalents	$30,297	$43,810	$37,746	$112,445	$21,083	$35,667
Securities available for sale at fair value	289,664	282,037	290,377	276,015	253,773	218,989
Securities held to maturity, at amortized cost	—	—	—	—	—	—
Restricted stock, at cost	3,333	2,450	2,763	3,311	6,344	2,803
Loans held for sale	938	147	1,095	596	683	603
Loans, net of allowance for loan and lease losses	854,489	750,627	761,609	722,860	724,926	658,747
Bank premises and equipment, net	13,895	10,482	10,388	10,784	11,193	11,003
Accrued interest receivable	4,061	3,203	3,234	2,757	2,475	2,075
Bank-owned life insurance	30,873	30,332	30,460	29,933	29,381	28,817
Other real estate owned	715	1,088	1,023	2,048	3,154	2,255
Net deferred tax assets	16,382	23,507	15,785	26,875	27,807	—
Other assets	6,475	9,428	7,825	7,975	9,799	9,070
Total assets	$1,251,122	$1,157,111	$1,162,305	$1,195,599	$1,090,618	$970,029
Liabilities
Demand (non-interest-bearing) deposits	$166,967	$162,426	$176,325	$173,702	$154,531	$124,064
Interest-bearing deposits	928,154	820,786	826,123	841,437	667,015	671,272
Total deposits	1,095,121	983,212	1,002,448	1,015,139	821,546	795,336
Federal Home Loan Bank of Pittsburgh advances	46,490	45,350	44,968	58,537	135,802	61,194
Subordinated debentures	5,000	5,000	5,000	10,000	14,000	25,000
Junior subordinated debentures	10,310	10,310	10,310	10,310	10,310	10,310
Total borrowed funds	61,800	60,660	60,278	78,847	160,112	96,504
Accrued interest payable	318	244	241	242	11,165	10,262
Other liabilities	7,306	15,513	10,147	11,000	11,617	16,529
Total liabilities	1,164,545	1,059,629	1,073,114	1,105,228	1,004,440	918,631
Total shareholders' equity	86,577	97,482	89,191	90,371	86,178	51,398
Total liabilities and shareholders' equity	$1,251,122	$1,157,111	$1,162,305	$1,195,599	$1,090,618	$970,029

	As of and for the Nine Months Ended September 30,		As of and for the Years Ended December 31,
	2018	2017	2017	2016	2015	2014
Performance Ratios:
Return on average assets(2)	0.69%	0.74%	0.01%	0.57%	3.57%	1.38%
Return on average equity(2)	9.68%	8.87%	0.15%	6.82%	63.24%	29.50%
Net interest margin(3)	3.24%	3.18%	3.23%	3.13%	2.99%	3.08%
Noninterest income to operating income(3)	11.47%	15.82%	15.79%	14.88%	18.73%	30.30%
Selected Ratios:
Loans to deposits	78.54%	76.98%	76.62%	71.79%	88.63%	84.05%
Noninterest-bearing deposits to total deposits	15.25%	16.52%	15.63%	14.65%	17.03%	16.86%
Cost of deposits	0.75%	0.48%	0.44%	0.37%	0.39%	0.47%
Asset Quality Ratios:
Allowance for loan and lease losses to total loans	1.14%	1.17%	1.17%	1.15%	1.20%	1.72%
Nonperforming loans to total loans	0.51%	0.35%	0.34%	0.31%	0.52%	0.82%
Allowance for loan and lease losses to nonperforming loans	223.80%	335.43%	350.43%	376.86%	232.05%	208.62%
Net charge-offs to average loans(4)	0.32%	(0.02)%	0.02%	0.21%	0.20%	(0.51%)
Loan loss provision to net charge-offs	140.54%	1,130.23%	499.35%	75.66%	(5)	(5)
Capital and Related Ratios:
Tier I leverage ratio	7.66%	8.10%	7.74%	7.53%	7.27%	6.05%
Total risk-based capital to risk-adjusted assets	11.42%	12.17%	12.08%	12.06%	11.79%	13.67%
Average equity to average total assets(2)	7.14%	8.36%	8.36%	8.42%	5.64%	4.66%

(1)	We calculate book value per share as total shareholders’ equity at the end of the relevant period divided by the outstanding number of shares of our common stock at the end of the relevant period.
(2)

Average balances were calculated using average daily balances. Average balances for loans include non-accrual loans. Results for the nine months ended September 30, 2018 and 2017 have been annualized for purposes of comparison.

(3)	Tax-equivalent adjustments were calculating using the prevailing statutory rate of 21.0% for the nine months ended September 30, 2018 and 34.0% for all prior periods.
(4)	The ratios calculated as of and for the nine months ended September 30, 2018 and 2017 represent the annualized calculations.
(5)	Not reported because we reported a credit for loan loss provision to net charge-offs for 2015 and 2014, which we have omitted here.

RISK FACTORS

Investing in shares of our common stock involves significant risks, including the risks described below and the other risk factors concerning our business included in our most recent Annual Report on Form 10-K. You should carefully consider the following risks, together with the other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus and our most recently filed Annual Report on Form 10-K and the other periodic reports we file with the SEC before purchasing shares of our common stock. Our business, financial condition or results of operations could be negatively affected if the events contemplated by these risks or if additional risks and uncertainties not currently known to us or those that we currently view to be immaterial were to occur. If this were to happen, the value of our common stock could decline significantly and you could lose all or part of your investment. The risks discussed below also include forward-looking statements, and actual results may differ substantially from those discussed. See “Cautionary Note Regarding Forward-Looking Statements.”

Risks Related to Our Business

We are subject to interest rate risk, which could adversely affect our profitability.

Our profitability, like that of most financial institutions, depends to a large extent on our net interest income, which is the difference between our interest income on interest-earning assets, such as loans and investment securities, and our interest expense on interest-bearing liabilities, such as deposits and borrowings.

Interest rates are highly sensitive to many factors that are beyond our control, including general economic conditions and policies of various governmental and regulatory agencies and, in particular, the Board of Governors of the Federal Reserve System, or the Federal Reserve. Changes in monetary policy, including changes in interest rates, could influence not only the interest we receive on loans and securities and the interest we pay on deposits and borrowings, but such changes could affect our ability to originate loans and obtain deposits, the fair value of our financial assets and liabilities, and the average duration of our assets. If the interest rates paid on deposits and other borrowings increase at a faster rate than the interest rates received on loans and other investments, our net interest income, and therefore earnings, could be adversely affected. Earnings could also be adversely affected if the interest rates received on loans and other investments fall more quickly than the interest rates paid on deposits and other borrowings. Any substantial, unexpected or prolonged change in market interest rates could have a material adverse impact on our business, financial condition and results of operations.

We use simulation analysis to model net interest income for various interest rate scenarios over a five-year time horizon. Based on the simulation analysis, our interest sensitivity profile at September 30, 2018 displayed liability sensitivity in the near term, next 18 months, moving to an asset sensitivity position in the later years of the model. Accordingly, given the current rising rate environment, we would expect decreases in net interest income if interest rates rise over the next 18 months. However, net interest income is projected to trend upwards over the life of the simulation due primarily to higher replacement rates on loans and securities exceeding funding cost increases quarter over quarter. These simulations are based on numerous assumptions, including but not limited to: the nature and timing of interest rate levels, prepayments on loans and securities, deposit decay rates, pricing decisions on loans and deposits, reinvestment of asset and liability cash flows, customer behavior in a rising rate environment and other factors. When short-term interest rates rise, the rate of interest we pay on our interest-bearing liabilities may rise more quickly than the rate of interest that we receive on our interest-earning assets, which may cause our net interest income to decrease. Additionally, a shrinking yield premium between short-term and long-term market interest rates, a pattern usually indicative of investors' waning expectations of future growth and inflation, commonly referred to as a flattening of the yield curve, typically reduces our profit margin as we borrow at shorter terms than the terms at which we lend and invest.

In addition, an increase in interest rates could also have a negative impact on our results of operations by reducing the ability of borrowers to repay their current loan obligations. These circumstances could not only result in increased loan defaults, foreclosures and charge-offs, but also reduce collateral values and necessitate further increases to the allowance for loan losses, which could have a material adverse effect on our business, financial condition and results of operations.

We may not be able to retain or grow our core deposit base, which could adversely impact our funding costs.

Like many financial institutions, we rely on customer deposits as our primary source of funding for our lending activities, and we continue to seek customer deposits to maintain this funding base. Our future growth will largely depend on our ability to retain and grow our deposit base. As of September 30, 2018, we had $1.095 billion in deposits. Our deposits are subject to potentially dramatic fluctuations in availability or price due to certain factors outside of our control, such as increasing competitive pressures for deposits, changes in interest rates and returns on other investment classes, customer perceptions of our financial health and general reputation, and a loss of confidence by customers in us or the banking sector generally, which could result in significant outflows of deposits within short periods of time or significant changes in pricing necessary to maintain current customer deposits or attract additional deposits. Any such loss of funds could result in lower loan originations, which could have a material adverse effect on our business, financial condition and results of operations.

We are subject to credit risk, which could adversely affect our profitability.

Our business depends on our ability to successfully measure and manage credit risk. As a lender, we are exposed to the risk that the principal of, or interest on, a loan will not be paid timely or at all or that the value of any collateral supporting a loan will be insufficient to cover our outstanding exposure. In addition, we are exposed to risks with respect to the period of time over which the loan may be repaid, risks relating to loan underwriting, risks resulting from changes in economic and industry conditions, and risks inherent in dealing with individual loans and borrowers. The creditworthiness of a borrower is affected by many factors including local market conditions and general economic conditions. If the overall economic climate in the United States generally, or in our market areas specifically, experiences material disruption, our borrowers may experience difficulties in repaying their loans, the collateral we hold may decrease in value or become illiquid, and our level of nonperforming loans, charge-offs and delinquencies could rise and require significant additional provisions for loan losses.

Our risk management practices, such as monitoring the concentrations of our loans and our credit approval, review and administrative practices, may not adequately reduce credit risk, and our credit administration personnel, policies and procedures may not adequately adapt to changes in economic or any other conditions affecting related customers and the quality of the loan portfolio. Many of our loans are made to small businesses that are less able to withstand competitive, economic and financial pressures than larger borrowers. Consequently, we may have significant exposure if any of these borrowers becomes unable to pay their loan obligations as a result of economic or market conditions, or personal circumstances, such as divorce, unemployment or death. A failure to effectively measure and limit the credit risk associated with our loan portfolio may result in loan defaults, foreclosures and additional charge-offs, and may necessitate that we significantly increase our allowance for loan losses, each of which could adversely affect our net income. As a result, our inability to successfully manage credit risk could have a material adverse effect on our business, financial condition and results of operations.

Our risk management framework may not be effective in mitigating risks or losses to us.

Our risk management framework is comprised of various processes, systems and strategies, and is designed to manage the types of risk to which we are subject, including, among others, credit, market, liquidity, interest rate and compliance. Our framework also includes financial or other modeling methodologies that involve management assumptions and judgment. Our risk management framework may not be effective under all circumstances and may not adequately mitigate any risk or loss to us. If our risk management framework is not effective, we could suffer unexpected losses and our business, financial condition, results of operations or growth prospects could be materially and adversely affected. We may also be subject to potentially adverse regulatory consequences.

We are dependent on the use of data and modeling in both our management’s decision-making generally and in meeting regulatory expectations in particular.

The use of statistical and quantitative models and other quantitatively-based analyses is endemic to bank decision-making and regulatory compliance processes, and the employment of such analyses is becoming increasingly widespread in our operations. Liquidity stress testing, interest rate sensitivity analysis, allowance for loan loss measurement, portfolio stress testing and the identification of possible violations of anti-money laundering regulations are examples of areas in which we are dependent on models and the data that underlies them. We anticipate that model-derived insights will be used more widely in our decision-making in the future. While these quantitative techniques and approaches improve our decision-making, they also create the possibility that faulty data or flawed quantitative approaches could yield adverse outcomes or regulatory scrutiny. Secondarily, because of the complexity inherent in these approaches, misunderstanding or misuse of their outputs could similarly result in suboptimal decision making, which could have a material adverse effect on our business, financial condition and results of operations.

Our portfolio of loans to small and mid-sized community-based businesses may increase our credit risk.

Many of our commercial business and commercial real estate loans are made to small business or middle market customers. These businesses generally have fewer financial resources in terms of capital or borrowing capacity than larger entities and have a heightened vulnerability to economic conditions. If general economic conditions in the market area in which we operate negatively impact this important customer sector, our results of operations and financial condition may be adversely affected. Moreover, a portion of these loans have been made by us in recent years and the borrowers may not have experienced a complete business or economic cycle. The deterioration of our borrowers’ businesses may hinder their ability to repay their loans with us, which could have a material adverse effect on our financial condition and results of operations.

The appraisals and other valuation techniques we use in evaluating and monitoring loans secured by real property and other real estate owned may not accurately reflect the net value of the asset.

In considering whether to make a loan secured by real property, we generally require an appraisal of the property. However, an appraisal is only an estimate of the value of the property at the time the appraisal is made, and, as real estate values may change significantly in relatively short periods of time (especially in periods of heightened economic uncertainty), this estimate may not accurately reflect the net value of the collateral after the loan is made. As a result, we may not be able to realize the full amount of any remaining indebtedness when we foreclose on and sell the relevant property. In addition, we rely on appraisals and other valuation techniques to establish the value of other real estate owned (“OREO”), that we acquire through foreclosure proceedings and to determine loan impairments. If any of these valuations are inaccurate, our financial statements may not reflect the correct value of our OREO, if any, and our allowance for loan losses may not reflect accurate loan impairments. Inaccurate valuation of OREO or inaccurate provisioning for loan losses could have a material adverse effect on our business, financial condition and results of operations.

We depend on information technology and telecommunications systems of third parties, and any systems failures or interruptions could adversely affect our operations and financial condition.

Our business depends on the successful and uninterrupted functioning of our information technology and telecommunications systems. We outsource many of our major systems, such as data processing, deposit processing, loan origination, email and anti-money laundering monitoring systems. The failure of these systems, or the termination of a third party software license or service agreement on which any of these systems is based, could interrupt our operations, and we could experience difficulty in implementing replacement solutions. In many cases, our operations rely heavily on secured processing, storage and transmission of information and the monitoring of a large number of transactions on a minute-by-minute basis, and even a short interruption in service could have significant consequences. Because our information technology and telecommunications systems interface with and depend on third party systems, we could experience service denials if demand for such services exceeds capacity or such third party systems fail or experience interruptions. If significant, sustained or repeated, a system failure or service denial could compromise our ability to operate effectively, damage our reputation, result in a loss of customer business and subject us to additional regulatory scrutiny and possible financial liability, any of which could have a material adverse effect on our business, financial condition and results of operations. In addition, failure of third parties to comply with applicable laws and regulations, or fraud or misconduct on the part of employees of any of these third parties, could disrupt our operations or adversely affect our reputation.

We may be adversely affected by the soundness of other financial institutions.

Our ability to engage in routine funding transactions could be adversely affected by the actions and commercial soundness of other financial institutions. Financial services companies are interrelated as a result of trading, clearing, counterparty and other relationships. As a result, defaults by, or even rumors or questions about, one or more financial services companies, or the financial services industry generally, could lead to market-wide liquidity problems and losses or defaults by us or other institutions. These losses could have a material adverse effect on our business, financial condition and results of operations.

We may face risks with respect to future expansion or acquisition activity.

We may selectively seek to expand our banking operations through limited de novo branching or opportunistic acquisition activities. We cannot be certain that any expansion activity, through de novo branching, acquisition of branches of another financial institution or a whole institution, or the establishment or acquisition of nonbanking financial service companies, will prove profitable or will increase shareholder value. The success of any acquisition will depend, in part, on our ability to realize the estimated cost savings and revenue enhancements from combining our business and that of the target company. Our ability to realize increases in revenue will depend, in part, on our ability to retain customers and employees, and to capitalize on existing relationships for the provision of additional products and services. If our estimates turn out to be incorrect or we are not able to successfully combine companies, the anticipated cost savings and increased revenues may not be realized fully or at all, or may take longer to realize than expected. It is possible that the integration process could result in the loss of key employees, the disruption of each company’s ongoing business, diversion of management attention, or inconsistencies in standards, controls, procedures and policies that adversely affect our ability to maintain relationships with clients and employees or to achieve the anticipated benefits of the merger. As with any combination of banking institutions, there also may be disruptions that cause us to lose customers or cause customers to withdraw their deposits. Customers may not readily accept changes to their banking arrangements that we make as part of, or following, an acquisition. Additionally, the value of an acquisition to us is dependent on our ability to successfully identify and estimate the magnitude of any asset quality issues of acquired companies.

We may not be successful in overcoming these risks or other problems encountered in connection with potential acquisitions or other expansion activity. Our inability to overcome these risks could have an adverse effect on our ability to implement our business strategy and enhance shareholder value, which, in turn, could have a material adverse effect on our business, financial condition or results of operations. Additionally, if we record goodwill in connection with any acquisition, our financial condition and results of operation may be adversely affected if that goodwill is determined to be impaired, which would require us to take an impairment charge.

Risks Related to our Industry

Federal and state regulators periodically examine our business and may require us to remediate adverse examination findings or may take enforcement action against us.

The Federal Reserve, the Federal Deposit Insurance Company, or FDIC, and the Pennsylvania Department of Banking and Securities, or PDBS, periodically examine our business, including our compliance with laws and regulations. If, as a result of an examination, the Federal Reserve, FDIC or PDBS were to determine that our financial condition, capital resources, asset quality, earnings prospects, management, liquidity or other aspects of any of our operations had become unsatisfactory, or that we were in violation of any law or regulation, they may take a number of different remedial actions as they deem appropriate. These actions include the power to require us to remediate any such adverse examination findings.

In addition, these agencies have the power to take enforcement action against us to enjoin "unsafe or unsound" practices, to require affirmative action to correct any conditions resulting from any violation of law or regulation or unsafe or unsound practice, to issue an administrative order that can be judicially enforced, to direct an increase in our capital, to direct the sale of subsidiaries or other assets, to limit dividends and distributions, to restrict our growth, to assess civil money penalties against us or our officers or directors, to remove officers and directors and, if it is concluded that such conditions cannot be corrected or there is imminent risk of loss to depositors, to terminate our deposit insurance and place the Bank into receivership or conservatorship. Any regulatory enforcement action against us could have a material adverse effect on our business, financial condition and results of operations.

We may be required to act as a source of financial and managerial strength for the Bank in times of stress.

We, as a bank holding company, are required to act as a source of financial and managerial strength to the Bank and to commit resources to support the Bank if necessary. We may be required to commit additional resources to the Bank at times when we may not be in a financial position to provide such resources or when it may not be in our, or our shareholders’ or creditors’, best interests to do so. A requirement to provide such support is more likely during times of financial stress for us and the Bank, which may make any capital we are required to raise to provide such support more expensive than it might otherwise be. In addition, any capital loans we make to the Bank are subordinate in right of repayment to deposit liabilities of the Bank.

We face a risk of noncompliance and enforcement action with the Bank Secrecy Act and other anti-money laundering statutes and regulations.

The Bank Secrecy Act of 1970, the Uniting and Strengthening America by Providing Appropriate Tools to Intercept and Obstruct Terrorism Act of 2001, or the USA Patriot Act or Patriot Act, and other laws and regulations require financial institutions, among other duties, to institute and maintain an effective anti-money laundering program and to file reports such as suspicious activity reports and currency transaction reports. We are required to comply with these and other anti-money laundering requirements. Our federal and state banking regulators, the Financial Crimes Enforcement Network, or FinCEN, and other government agencies are authorized to impose significant civil money penalties for violations of anti-money laundering requirements. We are also subject to increased scrutiny of compliance with the regulations issued and enforced by the Office of Foreign Assets Control, or OFAC. If our program is deemed deficient, we could be subject to liability, including fines, civil money penalties and other regulatory actions, which may include restrictions on our business operations and our ability to pay dividends, restrictions on mergers and acquisitions activity, restrictions on expansion, and restrictions on entering new business lines. Failure to maintain and implement adequate programs to combat money laundering and terrorist financing could also have significant reputational consequences for us. Any of these circumstances could have a material adverse effect on our business, financial condition or results of operations.

We are subject to numerous "fair and responsible banking" laws designed to protect consumers, and failure to comply with these laws could lead to a wide variety of sanctions.

The Community Reinvestment Act, the Equal Credit Opportunity Act, the Fair Housing Act and other fair lending laws and regulations, including state laws and regulations, prohibit discriminatory lending practices by financial institutions. The Federal Trade Commission Act and the Dodd-Frank Act prohibit unfair, deceptive, or abusive acts or practices by financial institutions. The U.S. Department of Justice, or DOJ, federal banking agencies, and other federal and state agencies are responsible for enforcing these fair and responsible banking laws and regulations. A challenge to an institution’s compliance with fair and responsible banking laws and regulations could result in a wide variety of sanctions, including damages and civil money penalties, injunctive relief, restrictions on mergers and acquisitions activity, restrictions on expansion and restrictions on entering new business lines. Private parties may also have the ability to challenge an institution’s performance under fair lending laws in private class action litigation. Such actions could have a material adverse effect on our reputation, business, financial condition and results of operations.

We are subject to laws regarding the privacy, information security and protection of personal information and any violation of these laws or another incident involving personal, confidential or proprietary information of individuals could damage our reputation and otherwise adversely affect our business.

Our business requires the collection and retention of large volumes of customer data, including personally identifiable information, or PII, in various information systems that we maintain and in those maintained by third party service providers. We also maintain important internal company data such as PII about our employees and information relating to our operations. We are subject to complex and evolving laws and regulations governing the privacy and protection of PII of individuals (including customers, employees and other third parties). For example, our business is subject to the Gramm-Leach-Bliley Act, or the GLB Act, which, among other things: (i) imposes certain limitations on our ability to share nonpublic PII about our customers with nonaffiliated third parties; (ii) requires that we provide certain disclosures to customers about our information collection, sharing and security practices and afford customers the right to "opt out" of any information sharing by us with nonaffiliated third parties (with certain exceptions); and (iii) requires that we develop, implement and maintain a written comprehensive information security program containing appropriate safeguards based on our size and complexity, the nature and scope of our activities, and the sensitivity of customer information we process, as well as plans for responding to data security breaches. Various federal and state banking regulators and states have also enacted data breach notification requirements with varying levels of individual, consumer, regulatory or law enforcement notification in the event of a security breach. Ensuring that our collection, use, transfer and storage of PII complies with all applicable laws and regulations can increase our costs. Furthermore, we may not be able to ensure that customers and other third parties have appropriate controls in place to protect the confidentiality of the information that they exchange with us, particularly where such information is transmitted by electronic means. If personal, confidential or proprietary information of customers or others were to be mishandled or misused (in situations where, for example, such information was erroneously provided to parties who are not permitted to have the information, or where such information was intercepted or otherwise compromised by third parties), we could be exposed to litigation or regulatory sanctions under privacy and data protection laws and regulations. Concerns regarding the effectiveness of our measures to safeguard PII, or even the perception that such measures are inadequate, could cause us to lose customers or potential customers and thereby reduce our revenues. Accordingly, any failure, or perceived failure, to comply with applicable privacy or data protection laws and regulations may subject us to inquiries, examinations and investigations that could result in requirements to modify or cease certain operations or practices or in significant liabilities, fines or penalties, and could damage our reputation and otherwise adversely affect our operations, financial condition and results of operations.

Rulemaking changes implemented by the Consumer Financial Protection Bureau may result in higher regulatory and compliance costs that may adversely affect our business.

The Dodd-Frank Act created a new, independent federal agency, the Consumer Financial Protection Bureau, or CFPB, which was granted broad rulemaking, supervisory and enforcement powers under various federal consumer financial protection laws. The consumer protection provisions of the Dodd-Frank Act and the examination, supervision and enforcement of those laws and implementing regulations issued by the CFPB have created a more intense and complex environment for consumer finance regulation. The ultimate impact of this heightened scrutiny is uncertain but could result in changes to pricing, practices, products and procedures. It could also result in increased costs related to regulatory oversight, supervision and examination. These changes could have a material adverse effect on our business, financial condition and results of operations.

Potential limitations on incentive compensation contained in proposed federal agency rulemaking may adversely affect our ability to attract and retain our highest performing employees.

The Federal Reserve, other federal banking agencies and the SEC have jointly published proposed rules designed to implement provisions of the Dodd-Frank Act prohibiting incentive compensation arrangements that would encourage inappropriate risk taking at covered financial institutions, which includes a bank or bank holding company with $1 billion or more in consolidated assets. It cannot be determined at this time whether or when a final rule will be adopted and whether compliance with such a final rule will substantially affect the manner in which we structure compensation for our executives and other employees. Depending on the nature and application of the final rules, we may not be able to successfully compete with financial institutions and other companies that are not subject to some or all of the rules to retain and attract executives and other high performing employees.

The Bank’s FDIC deposit insurance premiums and assessments may increase.

The Bank’s deposits are insured by the FDIC up to legal limits and, accordingly, the Bank is subject to insurance assessments based on the Bank’s average consolidated total assets less its average tangible equity. The Bank’s regular assessments are determined by its risk classification, which is based on its regulatory capital levels and the level of supervisory concern that it poses. Numerous bank failures during the financial crisis and increases in the statutory deposit insurance limits increased resolution costs to the FDIC and put significant pressure on the Deposit Insurance Fund. In order to maintain a strong funding position and the reserve ratios of the Deposit Insurance Fund required by statute and FDIC estimates of projected requirements, the FDIC has the power to increase deposit insurance assessment rates and impose special assessments on all FDIC-insured financial institutions. Any future increases or special assessments could reduce our profitability and could have a material adverse effect on our business, financial condition and results of operations.

Risks Related to Our Common Stock and this Offering

The price of our common stock may fluctuate significantly, which may make it difficult for investors to resell shares of common stock at a time or price they find attractive.

Our stock price may fluctuate significantly as a result of a variety of factors, many of which are beyond our control. In addition to those described in “Cautionary Note Regarding Forward-Looking Statements,” these factors include, among others:

●	actual or anticipated quarterly fluctuations in operating results and financial condition;
●	changes in financial estimates or publication of research reports and recommendations by financial analysts or actions taken by rating agencies with respect to us or other financial institutions;
●	speculation in the press or investment community generally or relating to our reputation or the financial services industry;
●	failure to declare dividends on our common stock from time to time;
●	failure to meet analysts’ revenue or earnings estimates;
●	failure to integrate any future acquisitions or realize anticipated benefits from any future acquisitions;
●	strategic actions by us or our competitors, such as acquisitions, restructurings, dispositions or financings;
●	fluctuations in the stock price and operating results of our competitors or other companies that investors deem comparable to us;
●	future sales of our equity or equity-related securities;
●	proposed or adopted regulatory changes or developments;
●	anticipated or pending audits or litigation that involve or affect us;
●	any future investigations or proceedings that involve or affect us;
●	adverse weather conditions, including floods, tornadoes and hurricanes;
●	geopolitical conditions such as acts or threats of terrorism or military conflicts;
●	domestic and international economic factors unrelated to our performance; and
●	general market conditions and, in particular, developments related to market conditions for the financial services industry.

In addition, in recent years, the stock market in general has experienced extreme price and volume fluctuations. This volatility has had a significant effect on the market price of securities issued by many companies, including for reasons unrelated to their operating performance. These broad market fluctuations may adversely affect our stock price, notwithstanding our operating results. We expect that the market price of our common stock will continue to fluctuate and there can be no assurances about the levels of the market prices for our common stock.

General market fluctuations, industry factors and general economic and political conditions and events, such as economic slowdowns or recessions, interest rate changes or credit loss trends, could also cause our stock price to decrease regardless of operating results.

The market price of our common stock may decline after this offering.

We are currently offering for sale 2,857,000 shares of our common stock (3,285,550 shares of common stock if the underwriters exercise their over-allotment option in full). The possibility that substantial amounts of shares of our common stock may be sold in the public market may cause prevailing market prices for our common stock to decrease. Additionally, because stock prices generally fluctuate over time, there is no assurance that purchasers of common stock in the offering will be able to sell shares after the offering at a price equal to or greater than the actual purchase price. Purchasers should consider these possibilities in determining whether to purchase shares of common stock and the timing of any sale of shares of common stock.

The trading volume in our common stock has been low, and the sale of a substantial number of shares in the public market could depress the price of our stock and make it difficult for you to sell your shares.

Until March 5, 2018, our shares of common stock were quoted on the OTCQX.  An average of 5,669 shares of our common stock traded on the OTCQX during 2017 on a daily basis. On March 5, 2018, our shares of common stock began trading on The Nasdaq Capital Market.  An active, liquid market for our shares of common stock has not previously existed, and there can be no assurance that an active and liquid market will develop, or if one does develop, if it can be maintained. The absence of an active trading market may make it difficult for our shareholders to sell shares of our common stock at the prevailing price when desired or at all, particularly in large quantities. For a further discussion, see “Price Range of Common Stock and Dividends” to this prospectus supplement.

Although our common stock is listed on The Nasdaq Capital Market, it is thinly traded. Thinly traded stock can be more volatile than stocks trading at higher volumes. We cannot predict the trading volume of our common stock after this offering.

We cannot predict the effect of future sales of our common stock in the market, or the availability of shares of our common stock for sale in the market, on the market price of our common stock. Therefore, we cannot assure you that sales of substantial amounts of our common stock, or the potential for large amounts of market sales, would not cause the price of our common stock to decline. Following this offering, we expect to have approximately 19,678,371 shares of common stock outstanding (or 20,106,921 shares of common stock outstanding if the underwriters exercise their over-allotment option in full) based upon 16,821,371 shares of common stock outstanding as of December 31, 2018.

Our management will have broad discretion as to the use of proceeds from this offering, and we may not use the proceeds effectively.

We intend to use the net proceeds from this offering for general corporate purposes, including the contribution of a portion of the proceeds to the Bank as additional capital to support growth in its lending and investment operations. We will have significant flexibility in applying the net proceeds of this offering. Our net proceeds and the funds made available to us may be applied in ways with which some investors in this offering may not agree. Moreover, our management may use the proceeds in ways that do not improve our results of operations or enhance the value of our common stock. You will not have the opportunity, as part of your investment decision, to assess whether these proceeds are being used appropriately. Management’s failure to use such funds effectively could have an adverse effect on our business, results of operations and financial condition. See “Use of Proceeds.”

The rights of holders of our common stock to receive liquidation payments and dividend payments are junior to our existing and future indebtedness and to any senior securities we may issue in the future, and our ability to declare dividends on the common stock may become limited.

Shares of the common stock are equity interests in FNCB and do not constitute indebtedness. As such, shares of the common stock will rank junior to all current and future indebtedness and other non-equity claims on FNCB with respect to assets available to satisfy claims on FNCB, including in a liquidation of FNCB. FNCB may, and the Bank and our other subsidiaries may also, incur additional indebtedness from time to time and may increase our aggregate level of outstanding indebtedness.

Our board of directors is authorized to cause us to issue additional classes or series of preferred stock without any action on the part of the shareholders. If we issue preferred shares in the future that have a preference over our common stock with respect to the payment of dividends or upon liquidation, or if we issue preferred shares with voting rights that dilute the voting power of the common stock, then the rights of holders of our common stock or the market price of our common stock could be adversely affected.

Our ability to pay dividends may become limited by regulatory restrictions. In addition, the ability of the Bank to pay dividends to FNCB is limited by the Bank’s obligations to maintain sufficient accumulated net earnings and by other general restrictions on dividends that are applicable to state nonmember banks.

Holders of our common stock are only entitled to receive the dividends that our board of directors may declare out of funds legally available for those payments. Although we have historically paid cash dividends on our common stock, we are not required to do so. We cannot assure you that we will continue paying dividends in the future. This could adversely affect the market price of our common stock. Also, as discussed above, we are a bank holding company and our ability to declare and pay dividends depends in part on federal regulatory considerations, including the guidelines of the Federal Reserve regarding capital adequacy and dividends.

We may issue additional equity securities, or engage in other transactions which could dilute our book value or affect the priority of our common stock, which may adversely affect the market price of our common stock.

Our board of directors may determine from time to time that we need to raise additional capital by issuing additional shares of our common stock, preferred stock or other securities. Except as described under “Underwriting,” we are not restricted from issuing additional shares of common stock, including securities that are convertible into or exchangeable for, or that represent the right to receive, common stock. Because our decision to issue securities in any future offering will depend on market conditions and other factors, some of which are beyond our control, we cannot predict or estimate the amount, timing, or nature of any future offerings, or the prices at which such offerings may be effected. Such offerings could be dilutive to holders of our common stock. New investors also may have rights, preferences and privileges that are senior to, and that adversely affect, our then-current holders of our common stock. Additionally, if we raise additional capital by making additional offerings of debt or preferred equity securities, upon our liquidation, holders of our debt securities and shares of preferred stock, and lenders with respect to other borrowings, will receive distributions of our available assets prior to the holders of our common stock. Additional equity offerings may dilute the holdings of our existing shareholders or reduce the market price of our common stock, or both. Holders of our common stock are not entitled to preemptive rights or other protections against dilution.

An investment in our common stock is not an insured deposit.

Our common stock is not a bank deposit and, therefore, is not insured against loss by the FDIC, any other deposit insurance fund or by any other public or private entity. Investment in our common stock is inherently risky for the reasons described in this “Risk Factors” section, elsewhere in this prospectus supplement and in the information incorporated herein by reference, including under heading “Risk Factors” in our most recently filed Annual Report on Form 10-K. Investment in our common stock is also subject to the market forces that affect the price of common stock in any company. As a result, if you acquire our common stock, you may lose some or all of your investment.

You may not receive dividends on our common stock.

Although we have historically declared quarterly cash dividends on our common stock, we are not required to do so and may reduce or cease to pay common stock dividends in the future. If we reduce or cease to pay common stock dividends, the market price of our common stock could be adversely affected.

The principal source of funds from which we pay cash dividends are the dividends received from the Bank. Banking laws and regulations of the Commonwealth of Pennsylvania restrict the amount of dividends and loans a bank may make to its parent company. In addition, under The Federal Deposit Insurance Corporation Improvement Act of 1991, the banks may not pay a dividend if, after paying the dividend, the bank would be undercapitalized.

If we fail to pay dividends, capital appreciation, if any, of our common stock may be the sole opportunity for gains on an investment in our common stock. In addition, in the event the Bank becomes unable to pay dividends to us, we may not be able to service our debt or pay our other obligations or pay dividends on our common stock and preferred stock. Accordingly, our inability to receive dividends from the Bank could also have a material adverse effect on our business, financial condition and results of operations and the value of your investment in our common stock.

An entity holding as little as a 5% interest in our outstanding securities could, under certain circumstances, be subject to regulation as a “bank holding company.”

Any entity, including a “group” composed of natural persons, owning or controlling with the power to vote 25% or more of our outstanding securities, or 5% or more if the holder otherwise exercises a “controlling influence” over us, may be subject to regulation as a “bank holding company” in accordance with the Bank Holding Company Act of 1956, as amended, or the BHC Act. In addition, (a) any bank holding company or foreign bank with a U.S. presence may be required to obtain the approval of the Federal Reserve under the BHC Act to acquire or retain 5% or more of our outstanding securities and (b) any person not otherwise defined as a company by the BHC Act and its implementing regulations may be required to obtain the approval of the Federal Reserve under the Change in Bank Control Act to acquire or retain 10% or more of our outstanding securities. Becoming a bank holding company imposes statutory and regulatory restrictions and obligations, such as providing managerial and financial strength for its bank subsidiaries. Regulation as a bank holding company could require the holder to divest all or a portion of the holder’s investment in our securities or those nonbanking investments that may be deemed impermissible or incompatible with bank holding company status, such as a material investment in a company unrelated to banking.

Anti-takeover provisions in our charter documents could discourage, delay or prevent a change of control of our company and diminish the value of our common stock.

Some of the provisions of our amended and restated articles of incorporation, as amended, and amended and restated bylaws, as amended, could make it difficult for our shareholders to change the composition of our board of directors, preventing them from changing the composition of management. In addition, the same provisions may discourage, delay or prevent a merger or acquisition that our shareholders may consider favorable. See “Description of Capital Stock” in the prospectus. These provisions include:

●	classifying our board of directors into three classes of directors with staggered three-year terms;
●	authorizing our board of directors to issue preferred shares without shareholder approval;
●	prohibiting cumulative voting in the election of directors;
●

requiring the approval of 75% of our shareholders to approve any merger or sale of all, or substantially all, unless approval of such proposed transaction is recommended by at least a majority of our entire board of directors;

●	authorizing our board of directors to, if it deems advisable, oppose a tender or other offer for our securities; and
●	requiring the approval of 75% of our shareholders to amend certain provisions relating to business combinations not approved by the board of directors.

In addition, pursuant to the Pennsylvania Business Corporation Law, or the PBCL, in the case of a merger or share exchange, with some exceptions, our board of directors must submit the plan of merger or share exchange to the shareholders for approval, and the approval of the plan of merger or share exchange generally requires the approval of the shareholders at a meeting at which a quorum consisting of at least a majority of the shares entitled to vote on the plan exists.

Provisions of the PBCL, applicable to us provide, among other things, that:

●	we may not engage in a business combination with an “interested shareholder,” generally defined as a holder of 20% of a corporation’s voting stock, during the five-year period after the interested shareholder became such except under certain specified circumstances;
●

holders of our common stock may object to a “control transaction” involving us (a control transaction is defined as the acquisition by a person or group of persons acting in concert of at least 20% of the outstanding voting stock of a corporation), and demand that they be paid a cash payment for the “fair value” of their shares from the “controlling person or group”;

●

holders of “control shares” will not be entitled to voting rights with respect to any shares in excess of specified thresholds, including 20% voting control, until the voting rights associated with such shares are restored by the affirmative vote of a majority of disinterested shares and the outstanding voting shares of the Company; and

●

any “profit,” as defined in the PBCL, realized by any person or group who is or was a “controlling person or group” with respect to us from the disposition of any equity securities of within 18 months after the person or group became a “controlling person or group” shall belong to and be recoverable by us.

These anti-takeover provisions could impede the ability of our common shareholders to benefit from a change of control and, as a result, could have a material adverse effect on the market price of our common stock and your ability to realize any potential change-in-control premium.

Participants in this offering who may be executive officers or members of our board of directors will execute a lock-up agreement requiring that they hold their shares for a minimum of 90 days following the date of this prospectus supplement and accordingly will be subject to market risks not imposed on other investors in this offering.

Each purchaser of shares in this offering who is one of our directors or executive officers has entered into a lock-up agreement and will generally not be able to sell, offer to sell or otherwise dispose of or hedge any of our common stock or any securities convertible into or exercisable or exchangeable for our common stock including shares purchased in this Offering — see “Underwriting—Participation by Existing Investors”— for a period of 90 days from the date of this prospectus supplement without the prior written consent of Performance Trust Capital Partners, LLC, as the representative of the underwriters. As a result of this restriction, such purchasers may face risks not faced by other investors who have the right to sell their shares at any time following this offering. These risks include the market risk of holding our shares of common stock during the period that the lock-up restrictions are in effect.

USE OF PROCEEDS

We estimate that our net proceeds from this offering will be approximately $18.4 million, after deducting underwriting discounts and our estimated expenses of $600,000 (or approximately $21.2 million if the underwriters exercise their option in full to purchase additional shares).

We intend to use substantially all of the net proceeds of this offering for general corporate purposes, including the contribution of a portion of the proceeds to the Bank as additional capital to support growth in its lending and investment operations. We intend to contribute a substantial portion of the net proceeds in the form of capital to the Bank, which will qualify as Tier 1.

Our management will have broad discretion in the application of the net proceeds from this offering, and investors will be relying on the judgment of our management with regard to the use of these net proceeds. Pending the use of the net proceeds from this offering as described above, we may invest the net proceeds in short-term, investment-grade, interest-bearing instruments.

CAPITALIZATION

The following table sets forth our unaudited consolidated capitalization as of September 30, 2018. Our capitalization is presented:

●	on an actual basis; and
●

on an as-adjusted basis to give effect to the sale of 2,857,000 shares of common stock offered by us at the public offering price of  $7.00 per share in this offering, after deducting the underwriting discount and our estimated offering expenses.

This information should be read together with the financial and other data in this prospectus supplement as well as the unaudited consolidated financial statements and related notes and Management’s Discussion and Analysis of Financial Conditions and Results of Operations in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2018, which is incorporated by reference into this prospectus supplement.

	As of September 30, 2018
	Actual	As adjusted for this offering(1)(2)
	(Dollars in thousands, except per share data and capital ratios)
Cash and cash equivalents(3)	$30,297	$48,696
Total long-term debt	61,800	61,800
Shareholders’ Equity:
Preferred Stock, par value $1.25; 20,000,000 shares authorized, no shares issued and outstanding, actual and as adjusted	—	—
Common Stock, par value $1.25; 50,000,000 shares authorized; 16,819,471 shares issued and outstanding, actual; shares issued and outstanding, as adjusted	21,024	24,595
Additional paid-in- capital	63,469	78,297
Retained earnings	10,965	10,965
Accumulated other comprehensive loss	(8,881)	(8,881)
Total shareholders’ equity	86,577	104,976
Total capitalization	$148,377	$166,776
Book value per common share	$5.15	$5.34
Capital and Related Ratios:
Tier I leverage ratio	7.66%	9.00%
Total risk-based capital to risk-adjusted assets	11.42%	13.37%
Average equity to average total assets	7.14%	8.52%

(1)

As adjusted, reflects 19,678,371 shares of common stock outstanding after the completion of this offering. If the underwriters’ over-allotment option is exercised in full, common stock would be $25,131 and total shareholders’ equity would be $107,826.

(2)	Before issuance of up to 428,550 additional shares of common stock pursuant to the underwriters’ over-allotment option.
(3)	Excludes net cash and cash equivalents recorded after September 30, 2018, including insurance recovery in an amount of approximately $6,027 after expenses.

PRICE RANGE OF COMMON STOCK AND DIVIDENDS

Our common stock is listed on The Nasdaq Capital Market and is traded under the symbol “FNCB.” Until March 5, 2018, our common stock was traded on the OTCQX Marketplace (“OTCQX”). On January 25, 2019 the last reported sales price for our common stock on The Nasdaq Capital Market was $9.55 per share. On January 25, 2019, there were 1,796 record holders of our common stock.

The following table provides, for the periods indicated, the range of closing prices of our common stock as reported on OTCQX until March 5, 2018 and thereafter, The Nasdaq Capital Market and the dividends declared per share on our common stock for each period.

	High	Low	Cash Dividends Per Share
2016:
First quarter	$6.90	$5.11	$0.02
Second quarter	6.12	5.50	0.02
Third quarter	6.00	4.75	0.02
Fourth quarter	6.30	5.00	0.03
2017:
First quarter	$7.50	$6.05	$0.03
Second quarter	8.13	6.35	0.03
Third quarter	8.00	7.41	0.03
Fourth quarter	7.99	6.54	0.04
2018:
First quarter	$9.98	$7.01	$0.04
Second quarter	10.00	8.01	0.04
Third quarter	12.00	7.97	0.04
Fourth quarter	10.39	8.21	0.05
2019:
First quarter (through January 25, 2019)	$9.74	$8.20	$—

Our principal sources of funds to pay dividends are the dividends received from the Bank. Consequently, dividends are dependent upon the Bank’s earnings, capital needs, regulatory policies, as well as statutory and regulatory limitations. Federal and state banking laws and regulations and supervisory policy restrict the amount of dividends and loans a bank may make to its parent company. Approval by our regulators is required if the total of all dividends exceed the Bank’s net retained earnings. For additional discussion relating to restrictions that limit our ability to pay dividends refer to “Item 1. Business —  Dividend Restrictions” of our most recently filed Annual Report on Form 10-K, which is incorporated herein by reference.

MATERIAL U.S. FEDERAL INCOME AND
ESTATE TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following is a general discussion of material U.S. federal income and estate tax consequences of the acquisition, ownership and disposition of our common stock by certain “non-U.S. holders” (as defined below). This discussion is limited to non-U.S. holders who purchase and hold our common stock as a capital asset for U.S. federal income tax purposes (generally property held for investment). This discussion is based upon provisions of the Internal Revenue Code of 1986, as amended, or the Code, Treasury regulations promulgated thereunder, judicial decisions, and administrative pronouncements of the Internal Revenue Service, or the IRS, all as in effect on the date hereof and all of which are subject to change or differing interpretation, possibly with retroactive effect, which could affect the U.S. federal income and estate tax consequences described herein. No rulings have been or will be sought from the IRS with respect to the matters discussed below, and there can be no assurance that the IRS will not take a different position regarding the tax consequences of a non-U.S. holder’s acquisition, ownership or disposition of our common stock or that any such position would not be sustained by a court.

For purposes of this discussion, a “non-U.S. holder” means a beneficial owner of shares of our common stock that is for U.S. federal income tax purposes:

●	a non-resident alien;
●	a foreign corporation (or other entity taxable as a corporation);
●	an estate if its income is not subject to U.S. federal income taxation regardless of its source; or
●

a trust that does not have in effect a valid election under the Treasury regulations to be treated as a United States person and either no court within the United States is able to exercise primary supervision over the trust’s administration or no United States person has the authority to control all substantial decisions of the trust.

This discussion does not address all aspects of U.S. federal income and estate taxation (such as the Medicare contribution tax or the alternative minimum tax) that may be applicable to investors in light of their particular circumstances, and does not address any state, local, foreign or other tax considerations that may be relevant to non-U.S. holders in light of their particular circumstances (such as U.S. gift tax consequences). Furthermore, this discussion does not describe the U.S. federal income tax consequences applicable to a non-U.S. holder who is subject to special treatment under U.S. federal income tax laws (including, but not limited to, a U.S. expatriate, a bank or other financial institution, a broker, a dealer or trader in securities, commodities, currencies or derivatives, an insurance company, a tax-exempt organization, a person who acquired our common stock pursuant to the exercise of employee stock options or otherwise as compensation, or a person holding our common stock as part of a hedging or conversion transaction or straddle or other integrated investment). Furthermore, this discussion does not address U.S. federal tax other than income and estate tax, or any aspects of state, local, or foreign tax laws. We cannot assure you that a change in law will not significantly alter the tax considerations that we describe in this discussion.

If a partnership (or any other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our common stock, the U.S. federal income tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding our common stock should consult his or her independent tax advisors as to the particular tax consequences of the acquisition, ownership and disposition of our common stock.

THIS DISCUSSION IS PROVIDED FOR GENERAL INFORMATION ONLY AND DOES NOT CONSTITUTE LEGAL ADVICE TO ANY PROSPECTIVE PURCHASER OF OUR COMMON STOCK. IF YOU ARE CONSIDERING THE PURCHASE OUR COMMON STOCK, YOU SHOULD CONSULT YOUR OWN INDEPENDENT TAX ADVISORS CONCERNING THE TAX CONSEQUENCES OF PURCHASING, OWNING AND DISPOSING OF OUR COMMON STOCK IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES UNDER THE LAWS OF APPLICABLE FEDERAL STATE, LOCAL OR FOREIGN TAXING JURISDICTIONS, INCLUDING YOUR ELIGIBILITY FOR BENEFITS UNDER A U.S. INCOME OR ESTATE TAX TREATY.

Distributions on Common Stock

In general, if distributions are made to non-U.S. holders with respect to our common stock, such distributions will be treated as dividends to the extent of our current and accumulated earnings and profits as determined for U.S. federal income tax purposes. Any portion of a distribution that exceeds our current and accumulated earnings and profits will first be applied to reduce the non-U.S. holder’s tax basis in the common stock and, to the extent such portion exceeds the non-U.S. holder’s basis, the excess will be treated as gain from the disposition of the common stock, the tax treatment of which is discussed below.

Subject to the discussion below under “— Information Reporting and Backup Withholding” and “— Additional Withholding and Reporting Requirements Under FATCA,” any dividends paid to a non-U.S. holder of common stock that are characterized as not being “effectively connected” with the holder’s conduct of a trade or business in the United States (as described below) will generally be subject to U.S. federal withholding tax at a rate of 30% on the gross amount of such dividends (or if the non-U.S. holder is eligible for the benefits of an income tax treaty with the United States and certain certification requirements are satisfied, at the lower rate specified in such applicable income tax treaty). A non-U.S. holder who wishes to claim the benefit of an applicable treaty and avoid backup withholding (as discussed below) for dividends will be required to (i) complete IRS Form W-8BEN or W-8BEN-E (or other applicable form) and certify under penalty of perjury that such non-U.S. holder is not a United States person as defined under the Code and is eligible for treaty benefits, or (ii) if our common stock is held through certain foreign intermediaries, satisfy the relevant certification requirements of applicable Treasury regulations. A non-U.S. holder of our common stock eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for a refund together with the required information with the IRS.

Any dividends paid to a non-U.S. holder that are “effectively connected” with the conduct of a trade or business of the non-U.S. holder within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States) will not be subject to U.S. federal withholding tax if the non-U.S. holder timely provides us (or our paying agent) with a valid IRS Form W-8ECI (or successor form) properly certifying such exemption and containing the non-U.S. holder’s taxpayer identification number. Instead, such “effectively connected” dividends will generally be subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. holder were a United States person under the Code, unless an applicable income tax treaty provides otherwise. In addition, if such non-U.S. holder is treated as a corporation for U.S. federal income tax purposes, any “effectively connected” dividends that it receives may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate, or a lower rate if specified by an applicable income tax treaty.

Disposition of Common Stock

Subject to the discussion below under “— Information Reporting and Backup Withholding” and “— Additional Withholding and Reporting Requirements Under FATCA,” a non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on gain realized on the disposition of our common stock unless:

●	the gain is treated as being “effectively connected” with the conduct of a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States);
●	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or
●

we are or have been a United States real property holding corporation, or a USRPHC, for U.S. federal income tax purposes, at any time within the shorter of the five-year period preceding the disposition or such non-U.S. holder’s holding period with respect to the applicable shares of our common stock (the “relevant period”) and, if shares of our common stock are regularly traded on an established securities market (within the meaning of Section 897(c)(3) of the Code), such non-U.S. holder owns directly or by attribution, more than 5% of our common stock at any time during the relevant period.

A non-U.S. holder described in the first bullet point above will generally be subject to tax on the net gain derived from the disposition of our common stock under regular graduated U.S. federal income tax rates in the same manner as if the non-U.S. holder was a United States person as defined under the Code. For a corporate non-U.S. holder for U.S. federal income tax purposes, such “effectively connected” gains may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate.

An individual non-U.S. holder described in the second bullet point above will generally be subject to a flat 30% tax (or at such lower rate as may be specified by an applicable income tax treaty) on the gain derived from the disposition of our common stock, which may be offset by U.S.-source capital losses.

A non-U.S. holder described in the third bullet point above, will be subject to the U.S. federal income tax under the regular graduated U.S. federal income tax rates with respect to the gain recognized on the disposition of our common stock in the same manner as if the non-U.S. holder were a United States person as defined under the Code, except that the “branch profits tax” will not apply. However, we believe we are not, and do not expect to become, a USRPHC. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property interests relative to the fair market value of our other business assets, there can be no assurance that we will not become a USRPHC in the future. Generally, a corporation is a USRPHC only if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus any other assets used or held for use in a trade or business.

Information Reporting and Backup Withholding

We generally must report annually to the IRS and to each non-U.S. holder the amount of dividends paid to such non-U.S. holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available under the provisions of an applicable income tax treaty to the tax authorities in the country in which the non-U.S. holder resides.

A non-U.S. holder will be subject to backup withholding on dividends paid to such non-U.S. holder unless such non-U.S. holder certifies under penalty of perjury that it is not a United States person as defined under the Code, or otherwise establishes an exemption in the manner described above (and the payor does not have actual knowledge or reason to know that such non-U.S. holder is a United States person as defined under the Code, or that the conditions of any other exemption are not, in fact, satisfied).

Depending on the circumstances, information reporting and backup withholding may apply to the proceeds received by a non-U.S. holder from the disposition of our common stock, unless the non-U.S. holder certifies under penalty of perjury that it is not a United States person as defined under the Code, or otherwise establishes an exemption in the manner described above (and the payor does not have actual knowledge or reason to know that such non-U.S. holder is a United States person as defined under the Code, or that the conditions of any other exemption are not, in fact, satisfied).

U.S. backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Additional Withholding and Reporting Requirements Under FATCA

Subject to certain exceptions, Sections 1471 through 1474 of the Code, the Treasury Regulations and administrative guidance promulgated thereunder, collectively referred to as “FATCA,” generally imposes a withholding tax of 30% on dividends paid with respect to our common stock, and beginning in 2019, on the gross proceeds from the disposition of our common stock paid, to a “foreign financial institution” (as specifically defined under these rules and regardless of whether the foreign financial institution holds such common stock for its own account or as an intermediary), unless such institution (i) enters into an agreement with the U.S. government and complies with such agreement or (ii) registers with the Internal Revenue Services and complies with an applicable intergovernmental agreement between the United States and a foreign jurisdiction (an “IGA”) or any foreign law implementing an applicable IGA, in either case to, among other things, collect and provide to the United States or other relevant tax authorities certain information regarding U.S. account holders of such institution (which would include certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners).

In addition, subject to certain exceptions, FATCA also generally imposes a withholding tax of 30% on dividends paid with respect to our common stock, and beginning in 2019 on the gross proceeds from the disposition of our common stock paid, to a non-financial foreign entity unless such entity provides the withholding agent with a certification that it does not have any substantial U.S. owners or provides information to the withholding agent identifying the substantial U.S. owners of the entity. Under certain circumstances, a non-U.S. holder may be eligible for refunds or credits of such withholding taxes.

Non-U.S. holders are encouraged to consult with their own independent tax advisors regarding the possible implications of FATCA on their ownership and disposition of our common stock.

Federal Estate Tax

The estates of non-resident alien decedents generally are subject to United States federal estate tax on property with a United States situs. Shares of our common stock generally will be treated as U.S. situs property and, therefore, will be included in a non-resident alien’s taxable gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

UNDERWRITING

Subject to the terms and conditions set forth in the underwriting agreement between us and Performance Trust Capital Partners, LLC, as representative of the underwriters named therein, we have agreed to sell to the underwriters, and the underwriters have agreed to purchase from us, severally and not jointly, the number of shares of common stock indicated in the table below.

Name	Number of shares
Performance Trust Capital Partners, LLC	2,142,750
FIG Partners, LLC	714,250
Total:	2,857,000

The underwriters’ obligation to purchase our common stock depends on the satisfaction of the conditions contained in the underwriting agreement, including:

●	the representations and warranties made by us to the underwriters are true;
●	there is no material adverse change in the financial markets; and
●	we deliver customary closing documents and legal opinions to the underwriter.

Subject to these conditions, the underwriters are committed to purchase and pay for all shares of common stock offered by this prospectus supplement, if any such shares of our common stock are purchased. The underwriters are not, however, obligated to purchase or pay for the shares of our common stock covered by the underwriters’ option to purchase additional shares described below, unless and until they exercise this option.

The common stock is being offered by the underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of certain legal matters by counsel for the underwriters and other conditions. The underwriters reserve the right to withdraw, cancel or modify this offering and to reject orders in whole or in part.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act.

Commissions and Discounts

Shares of our common stock sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover page of this prospectus supplement and to certain selected dealers at this price. If all of the shares are not sold at the public offering price, the underwriters may change the offering price and the other selling terms.

The following table shows the price per share and total public offering price, underwriting discount and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of the option to purchase additional shares of common stock from us:

	Per Share	No Exercise	Full Exercise
Public offering price	$7.00	$19,999,000	$22,998,850
Underwriting discount	$0.35	$999,950	$1,149,943
Proceeds, before expenses, to us	$6.65	$18,999,050	$21,848,907

We estimate that the total offering expenses, including registration and filing fees, printing fees, legal and accounting expenses, but excluding underwriting discounts, will be approximately $600,000. We also have agreed to reimburse the underwriters for certain of their offering expenses, including legal fees and expenses, up to $200,000. In accordance with FINRA Rule 5110, these reimbursed expenses are deemed underwriting compensation for this offering.

Participation by Existing Shareholders

At our request, the underwriters are making available a portion of the common stock being offered by this prospectus supplement for sale at the public offering price to our existing shareholders, which include certain of our directors, officers and other individuals associated with us. We do not know if these persons will choose to participate in this offering, but any purchases they do make will reduce the number of shares available to investors who are not our shareholders. Any participants who are officers or directors of the Company shall be subject to a lock-up agreement, including with respect to any shares sold to them in the offering. The underwriters will receive the same underwriting discount on any shares purchased by these parties as they will on any other shares sold to the public in this offering.

Option to Purchase Additional Shares

We have granted the underwriters an option to purchase up to an additional 428,550 shares of our common stock, at the public offering price less underwriting discounts. The underwriters may exercise this option, in whole or from time to time in part. The underwriters will have 30 days from the date of this prospectus supplement to exercise this option.

Listing

Our common stock is listed on The Nasdaq Capital Market under the trading symbol “FNCB.”

No Sales of Similar Securities

We and each of our directors and executive officers, severally and not jointly, have agreed, with limited exceptions, not to sell or transfer any shares of our common stock for 90 days after the date of this prospectus supplement without first obtaining the written consent of Performance Trust Capital Partners, LLC.

Specifically, we and each of our executive officers have agreed, subject to certain exceptions, not to, directly or indirectly:

●	offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, hypothecate, establish an open “put equivalent position” within the meaning of Rule 16a-1(h) under the Exchange Act, or otherwise dispose of or transfer any shares of common stock or any securities convertible into or exchangeable or exercisable for common stock;
●	file or cause to be filed any registration statement in connection therewith under the Securities Act;
●

enter into any swap, hedge or any other agreement or any transaction that transfers, in whole or in part, the economic consequence of ownership of the common stock, whether any such swap, hedge or transaction is to be settled by delivery of common stock or other securities, in cash or otherwise; or

●	publicly disclose the intention to make any such offer, pledge, sale or disposition, or to enter into any such swap, hedge, transaction or other arrangement.

This lockup provision applies to our common stock and to securities convertible into or exchangeable or exercisable for our common stock and, with respect to our directors and executive officers, whether now owned or hereafter acquired or for which the power of disposition is later acquired.

The lock-up agreements signed by our directors and executive officers contain certain customary exceptions.

Electronic Prospectus Delivery

A prospectus supplement in electronic format may be made available on the websites maintained by the underwriters or any selling group member. In connection with this offering, the underwriters, any selling group member or securities dealers may distribute prospectuses electronically. The underwriters may agree to allocate a number of shares of our common stock to selling group members, if any, for sale to their online brokerage account holders. The underwriters will allocate shares of our common stock to any selling group member that may make Internet distributions on the same basis as other allocations. Other than this prospectus supplement in electronic format, the information on any of these websites and any other information contained on a website maintained by the underwriters or any selling group member is not part of this prospectus supplement.

Stabilization

In connection with this offering, the underwriters may engage in stabilizing transactions, overallotment transactions, syndicate covering transactions and purchases to cover positions created by short sales in accordance with Regulation M under the Exchange Act.

Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our common stock while this offering is in progress. These transactions may also include making short sales of our common stock, which involve the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering. Short sales may be “covered short sales” or “naked short sales.” In a covered short position, the number of excess shares sold by an underwriter, if any, are not greater than the number of shares of common stock that they may purchase pursuant to their option to purchase additional shares. In a naked short position, the number of shares of common stock involved is greater than the number of shares of common stock in the underwriters’ option to purchase additional shares.

The underwriters may close out any covered short position either by exercising, in whole or in part, their option to purchase additional shares, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which they may purchase shares through the purchase option described above. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market that could adversely affect investors who purchased in this offering.

The underwriters also may engage in syndicate covering transactions, which are transactions that involve purchases of common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares of common stock to close out the short position, the underwriters will consider, among other things, the price of shares of common stock available for purchase in the open market as compared with the price at which the underwriters may purchase shares of common stock through exercise of the option to purchase additional shares.

These stabilizing transactions and syndicate covering transactions may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of our common stock. These transactions may be effected on The Nasdaq Capital Market, in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

Passive Market Making

In connection with this offering, the underwriters may engage in passive market making transactions in our common stock on The Nasdaq Capital Market in accordance with Rule 103 of Regulation M under the Exchange Act during a period before the commencement of offers or sales of our common stock and extending through the completion of the distribution of this offering. A passive market maker must generally display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, the passive market maker may continue to bid and effect purchases at a price exceeding the then highest independent bid until specified purchase limits are exceeded, at which time such bid must be lowered to an amount no higher than the then highest independent bid. Passive market making may cause the price of our common stock to be higher than the price that otherwise would exist in the open market in the absence of those transactions. The underwriters and selling shareholders engaged in passive market making are not required to engage in passive market making and may end passive market making activities at any time.

Other Relationships

The underwriters and their affiliates are full-service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and their affiliates have engaged in, and may in the future engage in, investment banking, commercial banking and other commercial dealings in the ordinary course of business with us and our affiliates, for which they have received and may continue to receive customary fees and commissions.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. If the underwriters or their affiliates have a lending relationship with us, the underwriters or their affiliates may hedge their credit exposure to us consistent with their customary risk management policies. Typically, the underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Settlement

We expect delivery of the common stock offered hereby will be made against payment therefor on or about February 8, 2019, which is the 2nd business day after the date of this prospectus supplement. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the common stock offered hereby on the date of this prospectus supplement or the next succeeding business day will be required, by virtue of the fact that such common stock initially will settle in T+2, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisor.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Cozen O’Connor. Certain legal matters in connection with the securities offered hereby will be passed upon for the underwriters by Alston & Bird LLP.

EXPERTS

The consolidated financial statements of FNCB Bancorp, Inc. as of December 31, 2017 and 2016 and for each of the three years in the period ended December 31, 2017 incorporated in this prospectus supplement and registration statement by reference from the FNCB Bancorp, Inc. Annual Report on Form 10-K for the year ended December 31, 2017 and the effectiveness of FNCB Bancorp, Inc.’s internal controls over financial reporting as of December 31, 2017 have been audited by Baker Tilly Virchow Krause, LLP, an independent registered public accounting firm, as stated in their report thereon, incorporated herein by reference, and have been incorporated in this prospectus supplement and registration statement in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

PROSPECTUS

$75,000,000

Common Stock

Preferred Stock

Senior Debt Securities

Subordinated Debt Securities

Depositary Shares

Purchase Contracts

Units

Warrants

Rights

We may offer up to $75,000,000 of the securities listed above in one or more offerings in amounts, at prices, and on terms determined at the time of the offering. We may sell our securities through agents we select or through underwriters and dealers we select, or directly to purchasers. If we use agents, underwriters or dealers, we will name them and describe their compensation in a prospectus or prospectus supplement.

This prospectus provides a general description of the securities we may offer. Each time we sell securities, we will provide specific terms of the securities offered in a supplement to this prospectus. The prospectus or prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest in any securities. This prospectus may not be used to consummate a sale of securities offered by us unless accompanied by the applicable prospectus supplement. The prospectus supplement for each offering of securities will describe in detail the plan of distribution for that offering. For general information about the distribution of securities offered by us, please see “Plan of Distribution” in this prospectus.

Our common stock is quoted on The Nasdaq Capital Market under the symbol “FNCB.” On September 27, 2018, the last reported sale price of our common stock was $10.40 per share. Each prospectus supplement will indicate if the other securities that may be offered thereby will be listed on any securities exchange.

Investing in our securities involves risks. You should carefully consider the risk factors referred to on page 5 of this prospectus and set forth in the documents incorporated by reference herein before making any decision to invest in our securities.

None of the Securities and Exchange Commission (the “SEC”), the Federal Deposit Insurance Corporation (the “FDIC”), the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) or any state securities commission or any other federal regulatory agency has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

These securities are not savings accounts or deposits or obligations of any bank and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

This prospectus is dated September 28, 2018.

ABOUT THIS PROSPECTUS

This prospectus is a part of a registration statement that we filed with the Securities and Exchange Commission (“SEC”) using a “shelf” registration process. Under this shelf registration process, we may sell, from time to time, any combination of the securities described in this prospectus in one or more offerings up to a dollar amount of $75,000,000. This prospectus only provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a supplement to this prospectus that contains specific information about the terms of the securities and the offering. A prospectus supplement may include a discussion of any risk factors or other special considerations applicable to those securities or to us. A prospectus supplement also may add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you should rely on the information in the prospectus supplement. You should carefully read both this prospectus and any supplement, together with the additional information described under the heading “Where You Can Find More Information” below.

The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. The registration statement, including the exhibits and the documents incorporated herein by reference, can be read at the SEC’s Internet site at www.sec.gov or at the SEC office mentioned under the heading “Where You Can Find More Information” below.

You should rely only on the information contained or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with different or additional information. We take no responsibility for, and can provide no assurance as to the reliability of, any different or additional information that others may give you. If anyone provides you with different or inconsistent information, you should not rely on it.

We are not making an offer to sell the securities described in this prospectus in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus or a prospectus supplement is accurate as of any date other than the date on the front of the document. The information contained in or incorporated by reference in this prospectus is accurate only as of the date set forth on the front of the document, regardless of the time of the delivery of this prospectus or any sale of our securities. Our business, financial condition, results of operations and growth prospects may have changed since that date. Information contained on, or accessible through, our website is not part of this prospectus.

Any prospectus supplement will contain the names of the underwriters, dealers or agents, if any, together with the terms of the offering, the compensation of those underwriters and the net proceeds to us. Any underwriters, dealers or agents participating in the offering may be deemed “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”).

As used in this prospectus, the terms “we,” “us,” and “our” mean FNCB Bancorp, Inc. and its subsidiaries (including FNCB Bank) and predecessors, unless the context indicates otherwise. In certain circumstances, however, we use the term “FNCB” to solely refer to FNCB Bancorp, Inc.

Unless otherwise indicated, currency amounts in this prospectus and in any applicable prospectus supplement are stated in U.S. dollars.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the information included or incorporated by reference in this prospectus, contains statements which are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act, as amended (the “Exchange Act”). These forward-looking statements include statements relating to the outlook for our future business and financial performance and/or the performance of the banking industry and economy in general. These statements, which are based on certain assumptions and estimates and describe our future plans, results, strategies and expectations, can generally be identified by the use of the words and phrases “may,” “will,” “should,” “could,” “would,” “goal,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect,” “target,” “aim,” “predict,” “continue,” “seek,” “projection” and other variations of such words and phrases and similar expressions.

We have made the forward-looking statements included or incorporated by reference in this prospectus based on assumptions and estimates that we believe to be reasonable in light of the information available to us at the time of such statements. However, these forward-looking statements are subject to significant risks and uncertainties, and could be affected by many factors. Factors that could have a material adverse effect on our business, financial condition, results of operations and future growth prospects can be found in the “Risk factors” section of this prospectus, elsewhere in this prospectus and in the documents incorporated by reference in this prospectus. These factors include, but are not limited to, the following:

●	weakness in the economic environment, in general, and within our market area could pose significant challenges for us and could adversely affect our financial condition and results of operations;
●	our concentrations of loans, including those to insiders and related parties, may create a greater risk of loan defaults and losses;
●

our financial condition and results of operations would be adversely affected if the allowance for loan and lease losses is not sufficient to absorb actual losses or if increases to the allowance for loan and lease losses were required;

●

if management concludes that the decline in value of any of our investment securities is other-than-temporary, we are required to write down the security to reflect credit-related impairments through a charge to earnings;

●	changes in interest rates could reduce income, cash flows and asset values;
●	we may not be able to successfully compete with others for business;
●	changes in either our financial condition or in the general banking industry could result in a loss of depositor confidence;
●	we are a bank holding company and depend on dividends from our subsidiary, the FNCB Bank, to operate;
●

if we lose access to wholesale funding sources, we may not be able to meet the cash flow requirements of our depositors, creditors, and borrowers, or have the operating cash needed to fund corporate expansion and other corporate activities;

●	interruptions or security breaches of our information systems could negatively affect our financial performance or reputation;
●

if our information technology is unable to keep pace with growth or industry developments or if technological developments result in higher costs or less advantageous pricing, financial performance may suffer;

●	we rely on management and other key personnel and the loss of any of them may adversely affect our operations;
●	we may be a defendant from time to time in a variety of litigation and other actions, which could have a material adverse effect on our financial condition, results of operations and cash flows;
●	our disclosure controls and procedures and internal controls over financial reporting may not achieve their intended objectives;
●	new or changed legislation or regulation and regulatory initiatives could adversely affect us through increased regulation and increased costs of doing business;
●	changes in accounting standards could impact our reported earnings;
●	we are subject to extensive government regulation, supervision and possible regulatory enforcement actions, which may subject us to higher costs and lower shareholder returns;
●	we may need to raise additional capital in the future, but that capital may not be available when it is needed and on terms favorable to current shareholders;
●	damage to our reputation could significantly harm our businesses, competitive position and prospects for growth; and
●	other factors and risks described under the “Risk Factors” section of this prospectus and in Part II, Item 1A of our most recently filed Annual Report on Form 10-K under the caption “Risk Factors.”

Because of these risks and other uncertainties, our actual results, performance or achievement, or industry results, may be materially different from the anticipated or estimated results discussed in the forward-looking statements in this prospectus. Our past results of operations are not necessarily indicative of our future results. You should not rely on any forward-looking statements, which represent our beliefs, assumptions and estimates only as of the dates on which they were made, as predictions of future events. We undertake no obligation to update these forward-looking statements, even though circumstances may change in the future, except as required under federal securities law. We qualify all of our forward-looking statements by these cautionary statements.

THE COMPANY

The following is a brief summary of our business. It does not contain all of the information that may be important to you. Before you decide to purchase any of our securities, you should read carefully this entire prospectus and any accompanying prospectus supplement, along with any other information we refer to in, or incorporate by reference into, this prospectus and accompanying prospectus supplement.

Our Company

We are a bank holding company, headquartered in Dunmore, Pennsylvania. Our primary activity consists of owning and operating FNCB Bank (the “Bank”), our wholly-owned subsidiary, which operates 16 full-service branch offices within its primary market area, Northeastern Pennsylvania, and a Limited Purpose Banking Office (“LPO”) based in Allentown, Lehigh County, Pennsylvania. The Bank provides substantially all of our earnings as a result of its banking services. We had net income of $4.4 million for the six months ended June 30, 2018 and net income of $0.1 million, $6.3 million, and $35.8 million for the twelve months ended December 31, 2017, December 31, 2016 and December 31, 2015, respectively. Total assets were $1.2 billion at June 30, 2018, $1.2 billion at December 31, 2017, $1.2 billion at December 31, 2016, and $1.1 billion at December 31, 2015.

Our History

The Bank was established as a national banking association in 1910. FNCB Bancorp, Inc. (“FNCB”) incorporated in 1997, is a Pennsylvania business corporation and a registered bank holding company headquartered in Dunmore, Pennsylvania. On October 4, 2016, FNCB filed an amendment to its articles of incorporation to change its name from First National Community Bancorp, Inc. to its present name, FNCB Bancorp, Inc., effective October 17, 2016.

We became an active bank holding company on July 1, 1998 when we acquired 100% ownership of the Bank. Effective June 30, 2016, following receipt of required regulatory approvals from the Pennsylvania Department of Banking and Securities, the Bank completed a charter conversion from a national bank to a Pennsylvania state bank. Following the change in charter, the Bank changed its name from First National Community Bank to its present name, FNCB Bank.

Our principal executive office is located at 102 East Drinker Street, Dunmore, Pennsylvania, 18512, and our telephone number is (570) 346-7667. We maintain a website at http://www.fncb.com. Information on the website is not incorporated by reference and is not part of this prospectus.

THE OFFERING

The following summary contains basic information about the securities covered by this prospectus and is not intended to be complete and does not contain all the information that is important to you. You should carefully read all of the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement, including the “Risk Factors” and our financial statements and related notes contained herein and therein, before making an investment decision.

Issuer	FNCB Bancorp, Inc.

Securities Offered

We may use this prospectus to offer, from time to time, up to $75,000,000 of:

•    common stock;

•    preferred stock;

•    senior debt securities;

•    subordinated debt securities;

•    depositary shares;

•    purchase contracts;

•    units;

•    warrants; and

•    rights

This prospectus contains summary descriptions of each of these securities that we may offer from time to time pursuant to this prospectus. Each time we sell securities under this prospectus, we will provide specific terms of the securities offered in a supplement to this prospectus.

Common Stock outstanding as of June 30, 2018

16,817,097 shares.

Unless otherwise noted, references in this prospectus to the number of shares of our common stock outstanding after this offering are based on 16,817,097 shares of our common stock issued and outstanding as of June 30, 2018 and exclude the 116,321 shares of our common stock that were unvested as of such date under the terms of our Long-Term Incentive Plan, the 19,200 shares of our common stock underlying our outstanding stock options and the additional 921,069 shares of our common stock reserved for future issuance under our Long-Term Incentive Plan.

Use of proceeds	We intend to use the net proceeds from the sales of any securities offered by us pursuant to this prospectus as set forth in the applicable prospectus supplement for such offering.

Risk Factors

An investment in our securities is subject to risks. Please refer to the information contained under the caption “Risk Factors” and other information included or incorporated by reference in this prospectus for a discussion of factors you should carefully consider before investing in our securities

Market and trading symbol	Our common stock is traded on The Nasdaq Capital Market under the symbol “FNCB”.

RISK FACTORS

Our operations are subject to a number of risks. When considering an investment in our securities, you should carefully read and consider the risk factors included in our most recent annual report on Form 10-K as supplemented by our quarterly reports on Form 10-Q and other reports we file with the SEC, each of which is incorporated herein by reference, and those specific risk factors that may be included in the applicable prospectus supplement, together with all of the other information presented in this prospectus, any prospectus supplement and the documents we incorporate by reference. If any of the events described in those risk factors actually occurs, our business, financial condition or operating results, as well as the market price of our securities, could be materially adversely affected.

RATIO OF EARNINGS TO FIXED CHARGES

Our ratio of earnings to fixed charges for each of the periods shown is set forth in the chart below.

	Six Months Ended	Years Ended December 31,
	June 30, 2018	2017	2016	2015	2014	2013
Ratio of Earnings to Fixed Charges(1):
Excluding interest on deposits	4.7	8.8	5.8	4.3	5.2	2.9
Including interest on deposits	2.5	3.3	2.8	2.6	3.1	1.9
(1)

For purposes of computing the ratios above, earnings represent the sum of income from continuing operations before income tax plus fixed charges. Fixed charges represent interest expense and interest included with rental expense, excluding and including interest on deposits.

USE OF PROCEEDS

We intend to use the net proceeds from the sales of any securities offered by us as set forth in the applicable prospectus supplement.

DESCRIPTION OF SECURITIES

This prospectus contains summary descriptions of our common stock, preferred stock, senior and subordinated debt securities, depositary shares, purchase contracts, units, warrants and rights that we may offer from time to time. These summary descriptions are not meant to be complete descriptions of such securities. The particular terms of any security will be described in the related prospectus supplement and other offering material.

DESCRIPTION OF CAPITAL STOCK

The following is a description of our capital stock and the material provisions of our amended and restated articles of incorporation and amended and restated bylaws and other agreements to which we and our shareholders are parties. The following is only a summary and is qualified by applicable law and by the provisions of the amended and restated articles of incorporation and amended and restated bylaws and other agreements, copies of which are available as set forth under the caption entitled “Where you can find more information.”

General

The total number of shares of all classes of stock that we have authority to issue is 70,000,000, consisting of 50,000,000 shares of common stock, par value $1.25 per share, and 20,000,000 shares of preferred stock, par value $1.25 per share.

Common stock

Common stock outstanding. We had 16,817,097  shares of common stock as of June 30, 2018, excluding the 116,321 shares of our common stock that were unvested as of such date under the terms of our Long-Term Incentive Plan, the 19,200 shares of our common stock underlying our outstanding stock options and the additional 921,069 shares of our common stock reserved for future issuance under our Long-Term Incentive Plan. All outstanding shares of common stock are fully paid and non-assessable, and the shares of common stock to be issued upon completion of this offering will be fully paid and non-assessable.

Voting rights. The holders of our common stock possess exclusive voting rights in us. They elect our board of directors and act on such other matters as are required to be presented to them under Pennsylvania law, the rules promulgated by The Nasdaq Capital Market or our articles of incorporation and bylaws or as are otherwise presented to them by the board of directors. Each holder of our common stock is entitled to one vote per share and does not have any right to cumulative voting in the election of directors. At any meeting of the shareholders, the holders of a majority of our outstanding stock then having voting rights, present in person or by proxy, shall constitute a quorum for all purposes. If a quorum exists, action on a matter (other than the election of directors) by a voting group is approved if the votes cast within the voting group favoring the action exceeds the votes cast opposing the action, unless otherwise provided by the charter or bylaws. Certain matters require the affirmative vote of the holders of at least 75% of the outstanding shares of our common stock.

Dividend rights. Subject to the rights that may be applicable to any outstanding preferred stock and all other classes of stock at the time outstanding having prior rights as to dividends, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors, subject to certain prohibitions on our ability to pay dividends under Pennsylvania corporate law.

In addition, as a bank holding company, any dividends paid by us are subject to various federal and state regulatory limitations and also may be subject to the ability of the Bank to make distributions or pay dividends to us. The Bank is also subject to various legal, regulatory and other restrictions on its ability to pay dividends and make other distributions and payments to us. Our ability to pay dividends is limited by minimum capital and other requirements prescribed by law and regulation. Furthermore, we are generally prohibited under Pennsylvania corporate law from making a distribution to our shareholders to the extent that, at the time of the distribution, after giving effect to the distribution, we would not be able to pay our debts as they become due in the usual course of business or our total assets would be less than the sum of our total liabilities plus (unless the articles of incorporation permits otherwise) the amount that would be needed, if we were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of any shareholders who may have preferential rights superior to those receiving the distribution. In addition, financing arrangements that we may enter into in the future may include restrictive covenants that may limit our ability to pay dividends.

Rights upon liquidation. In the event of our liquidation, dissolution or winding up, the holders of our common stock would be entitled to receive, after payment or provision for payment of all our debts and liabilities and after we have paid, or set aside for payment to, the holders of any stock having a liquidation preference over the common stock, all of our assets available for distribution. In the event of any liquidation, dissolution or winding up of the Bank, we, as a holder of the Bank’s capital stock, would be entitled to receive, after payment or provision for payment of all debts and liabilities of the Bank (including all deposit accounts and accrued interest thereon), all assets of the Bank available for distribution.

Other rights. The holders of our common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of holders of our preferred stock.

Preferred stock

General

Our board of directors has the authority, without shareholder consent, subject to certain limitations imposed by Pennsylvania law, to issue preferred stock from time to time in one or more series and to establish the number of shares to be included in each such series, and to fix the voting rights, preferences, limitations and special rights, if any of the shares of each such series and the qualifications, or restrictions thereof. These rights, preferences and restrictions will be fixed by a statement with respect to shares relating to each particular series. As of this date of this prospectus, we have no shares of preferred stock outstanding.

The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of FNCB without further action by the shareholders and may adversely affect the voting and other rights of the holders of common stock. The authority of the board of directors with respect to each such series includes, among others:

●	the number of shares constituting the series;
●	general or specific voting rights;
●	preferential liquidation rights;
●	preferential cumulative or noncumulative dividend rights;
●	redemption or put rights; and
●	conversion rights.

We may issue shares of, or rights to purchase shares of, one or more series of our preferred stock that have been designated from time to time, the terms of which might:

●	adversely affect the voting or other rights evidenced by, or amounts otherwise payable with respect to, the common stock or other series of preferred stock;
●	discourage an unsolicited proposal to acquire us; or
●	facilitate a particular business combination involving us.

Terms contained in the prospectus supplement.

The applicable prospectus supplement may contain the dividend, voting, conversion, redemption, sinking fund, liquidation and other designations, preferences, qualifications, limitations, restrictions and special or relative rights granted to or imposed upon any series of preferred stock. The applicable prospectus supplement may describe the following terms of a series of preferred stock:

●	the designation of preferred stock and the number of shares of preferred stock offered;
●	the initial public offering price at which we will issue the preferred stock;
●	whether the shares will be listed on any securities exchange;
●	the dividend rate or method of calculation, the payment dates for dividends and the dates from which dividends will start to cumulate;
●	any voting rights;
●	any conversion rights;
●	any redemption or sinking fund provisions;
●	the amount of liquidation preference per share; and
●	any additional dividend, voting, conversion, redemption, sinking fund, liquidation and other rights or restrictions.

The applicable prospectus supplement may also describe some of the U.S. federal income tax consequences of the purchase and ownership of the series of preferred stock.

Election and removal of directors

Our articles of incorporation and bylaws give our board of directors the power to determine the exact number of directors, which shall not be less than three. Our articles of incorporation also provide for a “classified” board of directors with staggered three-year terms of office. Our board of directors is divided into three classes, with each class to be as nearly equal in number as possible. The terms of the separate classes expire in successive years. Thus, at each annual meeting of shareholders, successors to the class of directors whose term then expires are elected to hold office for a term of three years. Directors are elected by a plurality of the votes cast by the shares entitled to vote in the election of such class of directors at a meeting at which a quorum is present. Under the laws of the Commonwealth of Pennsylvania, vacancies in our board of directors, including vacancies results from an increase in the number of directors, may be filled by a majority vote of the remaining members of the board of directors though less than a quorum, or by a sole remaining director, and each person so selected shall hold office until the next selection of the class for which such director has been chosen, and until his or her successor has been selected and qualified or until his or her earlier death, resignation or removal. Directors may only be removed for cause, which is defined as “final conviction of a felony, unsound mind, adjudication of bankruptcy, non-acceptance of the office or conduct prejudicial to the interests of [us].” In addition, shareholders may only attempt to remove a director for cause after service of specific charges, adequate notice and full opportunity to refute the charges.

Advance notice for shareholder proposals or making nominations at meetings

Our bylaws establish an advance notice procedure for shareholder proposals to be brought before a meeting of our shareholders and for nominations by shareholders of candidates for election as directors at an annual meeting or a special meeting at which directors are to be elected. Subject to any other applicable requirements, only such business may be conducted at a meeting of shareholders as has been brought before the meeting by, or at the direction of, our board of directors or an authorized committee thereof, the Chairman of our board of directors, our President, or by a shareholder who has given to our Secretary timely written notice in proper form, of the shareholder’s intention to bring that business before the meeting. The chairman of such meeting has the authority to make such determinations. Only persons who are selected and recommended by our board of directors, or the committee of our board of directors designated to make nominations, or who are nominated by a shareholder who has given timely written notice, in proper form, to the Secretary prior to a meeting at which directors are to be elected will be eligible for election as directors.

To be timely, notice of nominations or other business to be brought before any meeting must be delivered to our principal executive offices and within the following time periods:

●	in the case of an annual meeting of shareholders, not earlier than the close of business on the 90th day and not later than the close of business on the 70th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that no annual meeting was held in the previous year or the date of the annual meeting is more than 30 days before or more than 30 days after such anniversary date, notice by the shareholder to be timely must be so delivered not earlier than the close of business on the 90th day prior to the date of such annual meeting and not later than (a) the 70th day prior to such meeting or (b) if the notice of such meeting is mailed or public announcement of the date of such meeting is made less than 70 days prior to the date of such meeting, the 10th day following the day on which notice of the meeting was mailed or public announcement of the date of such meeting was made; and
●

in the case of a special meeting of shareholders, not earlier that the close of business on the 90th day prior to such special meeting and not later than (a) the 70th day prior to such meeting or (b) if the notice of such meeting is mailed or public announcement of the date of such meeting is made less than 70 days prior to the date of such meeting, the 10th day following the day on which notice of the meeting was mailed or public announcement of the date of such meeting was made.

In no event shall any adjournment or postponement of an annual meeting, or the announcement thereof, commence a new time period for the giving of a shareholder’s notice as described above.

The notice of any shareholder proposal or nomination for election as director must set forth various information required under the bylaws. The person submitting the notice of nomination and any person acting in concert with such person must provide, among other things, the name and address under which they appear on our books (if they so appear) and the class and number of shares of our capital stock that are beneficially owned by them.

Amendment of charter and bylaws

Under the Pennsylvania Business Corporation Law, (the “PBCL”), our articles of incorporation generally may not be amended without shareholder approval. Except as provided in the articles of incorporation and subject to the voting rights, any amendment to our articles of incorporation submitted for shareholder approval at a shareholders’ meeting is generally approved if the number of votes cast in favor of the amendment exceeds the number of votes cast against the amendment. Our articles of incorporation require the approval of at least 75% of the outstanding shares of our common stock for the amendment of certain provisions of our articles of incorporation relating to business combinations not approved by the board of directors. Thus, the holders of a minority of the shares of our common stock could block certain future amendments to our articles of incorporation, even if that action were deemed beneficial by the holders of more than a majority, but less than 75%, of our outstanding shares of our common stock.

Our shareholders may amend our bylaws only upon the affirmative vote of the holders of at least 75% of our outstanding common stock. Additionally, our board of directors may amend our bylaws upon the affirmative vote of a majority of the directors then in office, subject to the power of the shareholders to change such actions by the board of directors by the affirmative vote of the holders of 75% of the outstanding shares of our common stock.

Ownership limitation

We are a bank holding company. A holder of common stock (or group of holders acting in concert) that (i) directly or indirectly owns, controls or has the power to vote more than 5% of the total voting power of the Company, (ii) directly or indirectly owns, controls or has the power to vote 10% or more of any class of voting securities of the Company, if certain presumptions are not rebutted, (iii) directly or indirectly owns, controls or has the power to vote 25% or more of any class of voting securities, (iv) owns a combination of voting and non-voting securities representing one-third or more of the total equity of the Company, or (v) is otherwise deemed to “control” the Company under applicable regulatory standards may be subject to important restrictions, such as prior regulatory notice or approval requirements and applicable provisions of the FDIC Policy Statement.

Under our bylaws, only our board of directors, the Executive Committee, the Chairman of our board of directors, or our President, may call special meetings of the shareholders. Our shareholders are not permitted to call special meetings of the shareholders.

Limitation of liability of directors and officers

Our bylaws provide that we will indemnify any person who was or is a party to or witness in, or is threatened to be made a party to or a witness in, any threatened, pending or completed action, suit or proceeding, including actions by us or in our right, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was our director or officer, or is or was serving while our director or officer at our request as a director, officer, employee, agent, fiduciary or other representative of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys’ fees), judgments, fines, excise taxes and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding.

Pennsylvania law requires that to the extent that a director, officer or another representative has been successful on the merits or otherwise in defense of any action or proceeding referred to above or in defense of any claim, issue or matter therein, that director or officer shall be indemnified against expenses (including attorney fees) actually and reasonably incurred by him in connection therewith. Our bylaws further provide that the right to indemnification includes the right to have expenses incurred by our officer or director in connection with participating in a civil or criminal action, suit or proceeding described above shall be paid by us in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that the person is not entitled to be indemnified by us, subject to any limitations prescribed by state or federal law, rule or regulation or interpretations thereof.

Indemnification shall not be made in respect of any claim, issue or matter as to which the person has been adjudged to be liable to us unless and only to the extent that a court determines that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for the expenses that the court deems proper. Nor shall indemnification be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted self-dealing, willful misconduct or recklessness, subject to any limitations prescribed by state or federal law, rule or regulation or interpretations thereof.

Anti-takeover provisions in the PBCL

Pursuant to the PBCL, in the case of a merger or share exchange, with some exceptions, our board of directors must submit the plan of merger or share exchange to the shareholders for approval, and the approval of the plan of merger or share exchange generally requires the approval of the shareholders at a meeting at which a quorum consisting of at least a majority of the shares entitled to vote on the plan exists.

Provisions of the PBCL, applicable to us provide, among other things, that:

●	we may not engage in a business combination with an “interested shareholder,” generally defined as a holder of 20% of a corporation’s voting stock, during the five-year period after the interested shareholder became such except under certain specified circumstances;
●

holders of our common stock may object to a “control transaction” involving us (a control transaction is defined as the acquisition by a person or group of persons acting in concert of at least 20% of the outstanding voting stock of a corporation), and demand that they be paid a cash payment for the “fair value” of their shares from the “controlling person or group”;

●

holders of “control shares” will not be entitled to voting rights with respect to any shares in excess of specified thresholds, including 20% voting control, until the voting rights associated with such shares are restored by the affirmative vote of a majority of disinterested shares and the outstanding voting shares of the Company; and

●

any “profit,” as defined, realized by any person or group who is or was a “controlling person or group” with respect to us from the disposition of any equity securities of within 18 months after the person or group became a “controlling person or group” shall belong to and be recoverable by us.

Pennsylvania-chartered corporations may exempt themselves from these and other anti-takeover provisions. Our articles of incorporation do not provide for exemption from the applicability of these or other anti-takeover provisions in the PBCL.

The provisions noted above may have the effect of discouraging a future takeover attempt that is not approved by our board of directors but which individual shareholders may consider to be in their best interests or in which shareholders may receive a substantial premium for their shares over the then current market price. As a result, shareholders who might wish to participate in such a transaction may not have an opportunity to do so. The provisions may also result in the removal of our board of directors or management more difficult. Furthermore, such provisions could render our company being deemed less attractive to a potential acquirer or could result in our shareholders receiving a lesser amount of consideration for their shares of our common stock than otherwise could have been available either in the market generally or in a takeover.

Anti-takeover effects of some provisions

In addition to the anti-takeover provisions of the PBCL, some provisions of our articles of incorporation and bylaws could make more difficult the removal of our incumbent officers and directors. These provisions, as well as our ability to issue preferred stock, are designed to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection give us the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us, and that the benefits of this increased protection outweigh the disadvantages of discouraging those proposals, because negotiation of those proposals could result in an improvement of their terms.

Our articles of incorporation contain certain super-majority requirements to approve a merger or consolidation of us. Under the articles of incorporation, the affirmative vote of the holders of not less than 75% of our outstanding common stock is required to authorize any merger or sale of all, or substantially all, unless approval of such proposed transaction is recommended by at least a majority of our entire board of directors. In addition, our articles of incorporation provides that our board of directors may issue “blank check” preferred stock without shareholder approval. Some of the rights and preferences of these shares of preferred stock would be superior to the rights and preferences of shares of our common stock. Accordingly, the issuance of new shares of preferred stock may adversely affect the rights of the holders of shares of our common stock. Our articles of incorporation also provide for a “classified” board of directors with staggered three-year terms of office. Our board of directors is divided into three classes, with each class to be as nearly equal in number as possible. The terms of the separate classes expire in successive years. Thus, at each annual meeting of shareholders, successors to the class of directors whose term then expires are elected to hold office for a term of three years. Therefore, the term of office of one class of directors expires in each year. A classified board of directors may have the result of delaying or preventing an investor from changing a majority of our directors.

Listing and trading market for common stock

Our common stock is traded on The Nasdaq Capital Market under the symbol “FNCB”.

Transfer agent and registrar

Broadridge Corporate Issuer Solutions, Inc. is the transfer agent and registrar of our common stock.

DESCRIPTION OF SENIOR AND SUBORDINATED DEBT SECURITIES

We may offer from time to time debt securities in the form of either senior debt securities or subordinated debt securities. Unless otherwise specified in a prospectus supplement, the debt securities will be our direct, unsecured obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness. We will issue debt securities under one or more separate indentures between us and a trustee to be identified in the applicable prospectus supplement.

The following summary of the general terms and provisions of the indenture is not complete (the text below refers to both indentures as the form of “indenture”). Forms of indentures for senior indebtedness and subordinated indebtedness are included as exhibits to the registration statement of which this prospectus forms a part. The indentures are substantially identical except as described below under “Subordinated Debt Securities” in this section. You should read the indentures for provisions that may be important to you.

When we offer to sell a particular series of debt securities, the prospectus supplement will describe the specific terms of the series, and it will also address whether the general terms and provisions described below apply to the particular series of debt securities. Capitalized terms used in the summary have the meanings specified in the forms of indenture.

In addition to any debt securities that we may offer under the registration statement of which this prospectus forms a part, as of the date hereof our long-term debt includes certain subordinated debt, having a principal balance of $5.0 million as of June 30, 2018, and junior subordinated debt, having a principal balance of $10.3 million as of June 30, 2018.

The subordinated debt carries a fixed interest rate of 4.50%. Except with respect to our junior subordinated debt or as otherwise specified in the instrument creating or evidencing any other obligation, our subordinated debt ranks junior in right of payment to any of our senior indebtedness. The holders of our subordinated debt do not have a right to any special remedy in the event of default and default will not result in any lien being placed against our property. Further the holders of our subordinated debt do not have a right to accelerate repayment of the principal amount or any interest due on the subordinated debt.

The junior subordinated debt has a principal balance of $10.3 million as of June 30, 2018 and the interest rate resets quarterly at a spread of 1.67% above the then-current 3-month LIBOR rate or 4.01% as of June 30, 2018. The junior subordinated debentures are issued pursuant to an indenture by and between us and Wilmington Trust Company, as trustee, dated December 14, 2006. Such indenture provides for certain covenants, including amounts other covenants, that for so long as the junior subordinated debentures remain outstanding, we are prohibited from incurring, issuing or obligating any additional junior indebtedness eligible to qualify for Tier 1 capital treatment either directly or indirectly, other than additional junior indebtedness (i) that, by its terms, is expressly stated to be junior and subordinate or on parity with our subordinated junior debt, and (ii) of which we have notified the proper governmental authority. Among other remedies upon an event of default, upon certain events of default, the indenture for our junior subordinated debentures provides that upon notice by either the trustee or the holders of not less than 25% in aggregate principal amount of the junior subordinated debentures then outstanding, the entire principal of such junior subordinated debentures and the interest accrued thereon will be due and payable immediately.

The foregoing description of our subordinated debt and junior subordinated debt are qualified in their entirety by the form of amended and restated subordinated note filed as Exhibit 4.2 to the registration statement of which this prospectus forms a part and the indenture by and between us and Wilmington Trust Company, as trustee, dated December 14, 2006 filed as Exhibit 4.3 to such registration statement, respectively, each of which is incorporated herein by reference.

General

We can issue an unlimited amount of debt securities under the indenture, in one or more series with the same or various maturities, at par, at a premium or at a discount. Among other things, the prospectus supplement relating to a series of debt securities being offered will address the following terms of the debt securities:

●	the title of the debt securities;
●	the price(s), expressed as a percentage of the principal amount, at which we will sell the debt securities;
●	whether the debt securities will be senior or subordinated, and, if subordinated, any such provisions that are different from those described below under “Subordinated Debt Securities;”
●	any limit on the aggregate principal amount of the debt securities;
●	the date(s) when principal payments are due on the debt securities;
●

the interest rate(s) on the debt securities, which may be fixed or variable, per annum or otherwise, and the method used to determine the rate(s), the dates on which interest will begin to accrue and be payable, and any regular record date for the interest payable on any interest payment date;

●	the place(s) where principal of, premium and interest on the debt securities will be payable;
●

provisions governing redemption of the debt securities, including any redemption or purchase requirements pursuant to any sinking fund or analogous provisions or at the option of a holder of debt securities, and the redemption price and other detailed terms and provisions of such repurchase obligations;

●	the denominations in which the debt securities will be issued, if other than minimum denominations of $1,000 and any integral multiple in excess thereof;
●	whether the debt securities will be issued in the form of certificated debt securities or global debt securities;
●	the portion of the principal of the debt securities payable upon declaration of acceleration of the maturity date, if other than the entire principal amount;
●	any additional or modified events of default from those described in this prospectus or in the indenture and any change in the acceleration provisions described in this prospectus or in the indenture;
●	any additional or modified covenants from those described in this prospectus or in the indenture with respect to the debt securities;
●	any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents with respect to the debt securities; and
●	any other specific terms of such debt securities.

In addition, we may issue convertible debt securities. Any conversion provisions of a particular series of debt securities will be set forth in the officer’s certificate or supplemental indenture related to that series of debt securities and will be described in the relevant prospectus supplement. To the extent applicable, conversion may be mandatory, at the option of the holder or at our option, in which case the number of shares of common or preferred stock to be received upon conversion would be calculated as of a time and in the manner stated in the prospectus supplement.

The applicable prospectus supplement will provide an overview of the U.S. federal income tax considerations and other special considerations applicable to any debt securities we offer for sale.

Transfer and Exchange

As described in the applicable prospectus supplement, each debt security will be represented by either a certificate issued in definitive registered form (we will refer to any debt security represented by a certificated security as a “certificated debt security”) or one or more global securities registered in the name of a depositary, or its nominee (we will refer to any debt security represented by a global debt security as a “book-entry debt security”), in the aggregate principal amount of the series of debt securities. Except as described below under the heading “Global Debt Securities and Book-Entry System,” book-entry debt securities will not be certificated.

Certificated Debt Securities

You can transfer certificated debt securities (and the right to receive the principal of, premium and interest thereon) only by surrendering the certificate representing those certificated debt securities. Either we or the trustee will reissue the existing certificate, or issue a new certificate, to the new holder.

You may transfer or exchange certificated debt securities at any office we maintain for this purpose in accordance with the terms of the indenture. There is no service charge, but we may require payment of a sum sufficient to cover any taxes or other governmental charges payable in connection with a transfer or exchange.

Global Debt Securities and Book-Entry System

Each global debt security representing book-entry debt securities will be deposited with, or on behalf of, The Depository Trust Company (which we refer to below as “DTC” or the “depositary”), as the depositary, and registered in its (or its nominee’s) name. DTC is a limited-purpose trust company and a “banking organization” organized under New York law, a member of the Federal Reserve System, a “clearing corporation” within in the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to Section 17A of the Exchange Act. We understand that DTC intends to follow the following procedures with respect to book-entry debt securities.

Ownership of beneficial interests in book-entry debt securities will be limited to “participants” or persons that may hold interests through participants (sometimes called “indirect participants”). A participant is a person having an account with the depositary for the related global debt security, typically broker-dealers, banks, trust companies, clearing corporations and certain other organizations. Upon the issuance of a global debt security, the depositary will credit the participants’ accounts on its book-entry registration and transfer system with the respective principal amounts of the book-entry debt securities owned by such participants; the depositary will have no knowledge of the underlying beneficial owners of the book-entry debt securities owned by participants. Any dealers, underwriters or agents participating in the distribution of the book-entry debt securities will designate accounts to be credited. Ownership of book-entry debt securities will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by the depositary for the related global debt security (with respect to interests of participants) and on the records of participants (with respect to interests of indirect participants). Some states may legally require certain purchasers to take physical delivery of such securities, which may impair your ability to own, transfer or pledge beneficial interests in book-entry debt securities.

So long as DTC (or its nominee) is the registered owner of a global debt security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the book-entry debt securities represented by such global debt security for all purposes under the indenture. This means that, except as described below, beneficial owners of book-entry debt securities will not be entitled to have securities registered in their names or to receive physical delivery of a certificate in definitive form nor will such beneficial owners be considered the owners or holders of those securities under the indenture. Accordingly, to exercise any rights of a holder under the indenture each person beneficially owning book-entry debt securities must rely on DTC’s procedures for the related global debt security and, if such person is not a participant, on the procedures of the participant through which such person owns its interest. As a beneficial owner of book-entry debt securities, information regarding your holdings will come through the participant, or indirect participant, through which you own such securities.

Notwithstanding the above, under existing industry practice, the depositary may authorize persons on whose behalf it holds a global debt security to exercise certain of a holder’s rights. For purposes of obtaining any consents or directions required to be given by holders of the debt securities under the indenture, we, the trustee and our respective agents will treat DTC as the holder of a debt security or any persons specified in a written statement of the depositary with respect to that global debt security.

All payments of principal of, and premium and interest on, book-entry debt securities will be paid to DTC (or its nominee) as the registered holder of the related global debt security, and any redemption notices will be sent directly to DTC. Neither we, the trustee nor any other agent of ours or agent of the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global debt security or for maintaining, supervising or reviewing any records relating to beneficial ownership interests. We expect DTC, upon receipt of any payment of principal of, premium or interest on a global debt security, to immediately credit participants’ accounts with payments ratably according to the respective amounts of book-entry debt securities held by each participant. We also expect that payments by participants to owners of beneficial interests in book-entry debt securities held through those participants will be governed by standing customer instructions and customary practices, similar to those for securities held in “street name.”

We will issue certificated debt securities in exchange for each global debt security if the depositary at any time cannot or will not continue as depositary or ceases to be a clearing agency registered under the Exchange Act, and we fail to appoint a successor depositary registered as a clearing agency under the Exchange Act within 90 days. In addition, we may at any time and in our sole discretion decide not to have the book-entry debt securities represented by global debt securities; in that event, we will issue certificated debt securities in exchange for the global debt securities of that series. If an event of default with respect to the book-entry debt securities represented by those global debt securities has occurred and is continuing, holders may exchange global debt securities for certificated debt securities.

We have obtained the foregoing information concerning DTC and its book-entry system from sources we believe to be reliable, but we take no responsibility for the accuracy of this information.

No Protection in the Event of a Change of Control

Unless we state otherwise in the applicable prospectus supplement, the debt securities will not contain any provisions affording holders of the debt securities protection, such as prior consent or acceleration rights, in the event we agree to a change in control or a highly leveraged transaction (whether or not such transaction results in a change in control), which could adversely affect holders of debt securities.

Covenants

The applicable prospectus supplement will describe any covenants applicable to any debt securities we offer for sale.

Consolidation, Merger and Sale of Assets

We may not consolidate or merge with, or sell or lease all or substantially all of our properties and assets to, any person, which we refer to as a “successor,” unless:

●	we are the surviving corporation or the successor (if not us) is a corporation organized and existing under the laws of any U.S. domestic jurisdiction and expressly assumes our obligations on the debt securities and under the indenture;
●

immediately after giving effect to the transaction, no event of default, and no event which after the giving of notice or lapse of time or both, would become an event of default, shall have occurred and be continuing under the indenture; and

●	certain other conditions are met.

Events of Default

For any series of debt securities, in addition to any event of default described in the prospectus supplement applicable to that series, an event of default will include the following events:

●	default in the payment when due of any interest on any debt security of that series, and continuance of such default for a period of 30 days (unless we deposit the entire amount of such payment with the trustee or with a paying agent prior to the expiration of such 30-day period);
●	default in the payment when due of principal of any debt security of that series;
●	default in the deposit when due of any sinking fund payment in respect of any debt security of that series;
●

default in the performance or breach of any other covenant or warranty in the indenture that applies to such series, which default continues (without such default or breach having been waived in accordance with the provisions of the indenture) for a period of 90 days after we have received written notice of the failure to perform in the manner specified in the indenture; and

●	certain events of bankruptcy, insolvency or reorganization involving us.

The applicable prospectus supplement will explain whether or not an event of default with respect to one series of debt securities will constitute a cross-default with respect to any other series of debt securities (except that certain events of bankruptcy, insolvency or reorganization will always constitute cross-defaults).

If an event of default with respect to any outstanding debt securities occurs and is continuing, then the trustee or the holders of 25% in aggregate principal amount of the outstanding debt securities of that series may, by written notice to us (and to the trustee if given by the holders), accelerate the payment of the principal (or, if the debt securities of that series are discount securities, that portion of the principal amount as may be specified in the terms of that series) of and accrued and unpaid interest, if any, on all debt securities of that series. Such acceleration is automatic (without any notice required) in the case of an event of default resulting from certain events of bankruptcy, insolvency or reorganization. Following acceleration, payments on our subordinated debt securities, if any, will be subject to the subordination provisions described below under “Subordinated Debt Securities.” At any time after acceleration with respect to debt securities of any series, but before the trustee has obtained a court judgment or decree for payment of the amounts due, the holders of a majority in principal amount of the outstanding debt securities of that series may rescind and annul the acceleration if all events of default, other than the non-payment of accelerated principal and interest, if any, with respect to debt securities of that series which have become due solely by such declaration of acceleration, have been cured or waived as provided in the indenture. The prospectus supplement relating to any series of debt securities that are discount securities will contain particular provisions relating to acceleration of a portion of the principal amount of such discount securities upon the occurrence of an event of default.

The indenture provides that the trustee will be under no obligation to exercise any rights or powers under the indenture at the request of any holder of outstanding debt securities unless the trustee is indemnified against any loss, liability or expense. Subject to certain rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series.

No holder of any debt security may institute any proceeding, judicial or otherwise, with respect to the indenture or for the appointment of a receiver or trustee, or for any remedy under the indenture, unless:

●	that holder has previously given to the trustee written notice of a continuing event of default with respect to debt securities of that series; and
●

the holders of at least a majority in principal amount of the outstanding debt securities of that series have requested the trustee in writing (and offered reasonable indemnity to the trustee) to institute the proceeding (and have not subsequently given contrary instructions), and the trustee has failed to institute the proceeding within 60 days.

Notwithstanding the foregoing, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of, premium and any interest on that debt security on or after the due dates expressed in that debt security and to institute suit for the enforcement of payment.

Under the indenture we must furnish the trustee a statement as to compliance with the indenture within 120 days after the end of our fiscal year. The indenture provides that, other than with respect to payment defaults, the trustee may withhold notice to the holders of debt securities of any series of a default or event of default if it in good faith determines that withholding notice is in the interests of the holders of those debt securities.

Modification and Waiver

We may amend or supplement the indenture or a series of debt securities if the holders of at least a majority in principal amount of the outstanding debt securities of each series affected by the modifications or amendments consent thereto. We may not make any amendment or waiver without the consent of the specific holder of an affected debt security then outstanding if that amendment or waiver will:

●	reduce the amount of debt securities whose holders must consent to an amendment, supplement or waiver;
●	reduce the rate of, or extend the time for payment of, interest (including default interest) on any debt security;
●	reduce the principal or change the stated maturity of any debt security or reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation;
●	reduce the principal amount of discount securities payable upon acceleration of maturity;
●

waive a default or event of default in the payment of the principal of or interest, if any, on any debt security (except a rescission of acceleration by the holders of at least a majority in aggregate principal amount of the then outstanding debt securities of that series and a waiver of the payment default that resulted from such acceleration);

●	make the principal of or interest, if any, on any debt security payable in any currency other than that stated in the debt security;
●

make any change to certain provisions of the indenture relating to, among other things, holders’ rights to receive payment of the principal of, premium and interest on those debt securities and to institute suit for the enforcement of any such payment and to waivers or amendments; or

●	waive a redemption payment with respect to any debt security.

Except for certain specified provisions, the holders of at least a majority in principal amount of the outstanding debt securities of any series may on behalf of all holders waive our compliance with provisions of the indenture. In certain circumstances, the indenture can be amended without the consent of the holders. The holders of a majority in principal amount of the outstanding debt securities of any series may on behalf of all holders waive any past default under the indenture with respect to that series and its consequences, except a payment default or a default of a covenant or provision which cannot be modified or amended without the consent of the holder of each outstanding debt security of the series affected; provided, however, that the holders of a majority in principal amount of the outstanding debt securities of any series may rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration.

Defeasance of Debt Securities and Certain Covenants in Certain Circumstances

Legal Defeasance

We may deposit with the trustee, in trust, cash or U.S. government securities in an amount that, which through the payment of interest and principal in accordance with their terms, will provide, not later than one day before the due date of any payment of money, an amount in cash, which is sufficient in the opinion of our independent public accountants to make all payments of principal and interest on, and any mandatory sinking fund payments in respect of, the debt securities of that series on the due dates for such payments in accordance with the terms of the indenture and those debt securities. If we make such a deposit, unless otherwise provided under the applicable series of debt securities, we will be discharged from any and all obligations in respect of the debt securities of such series (except for obligations relating to the transfer or exchange of debt securities and the replacement of stolen, lost or mutilated debt securities and relating to maintaining paying agencies and the treatment of funds held by paying agents and certain rights of the trustee and our obligations with respect thereto). However, this discharge may occur only if, among other things, we have delivered to the trustee a legal opinion stating that we have received from, or there has been published by, the U.S. Internal Revenue Service a ruling or, since the date of execution of the indenture, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and, based thereon confirming that, the holders of the debt securities of that series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to U.S. federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred.

Defeasance of Certain Covenants

Under the indenture (and unless otherwise provided by the terms of the applicable series of debt securities), upon making the deposit and delivering the legal opinion described in “Legal Defeasance” above, we will not need to comply with the covenants described under the heading “Consolidation, Merger and Sale of Assets” and certain other covenants set forth in the indenture, as well as any additional covenants that may be set forth in the applicable prospectus supplement, and any such noncompliance will not constitute a default or an event of default with respect to the debt securities of that series, or covenant defeasance.

Covenant Defeasance and Events of Default

If we exercise our option to effect covenant defeasance with respect to any series of debt securities and the debt securities of that series are declared due and payable because of the occurrence of any event of default, the amounts on deposit with the trustee will be sufficient to pay amounts due on the debt securities of that series at the time of their stated maturity but may not be sufficient to pay amounts due on the debt securities of that series at the time of the acceleration resulting from the event of default. We will remain liable for those payments.

The Trustee

The indentures limit the right of the trustee, should it become a creditor of us, to obtain payment of claims or secure its claims. The trustee is permitted to engage in certain other transactions. However, if the trustee acquires any conflicting interest, and there is a default under the debt securities of any series for which it is trustee, the trustee must eliminate the conflict or resign.

Subordinated Debt Securities

The indenture will govern the extent to which payment on any subordinated debt securities will be subordinated to the prior payment in full of all of our senior indebtedness. The subordinated debt securities also are effectively subordinated to all debt and other liabilities, including trade payables and lease obligations, if any, of our subsidiaries.

Upon any distribution of our assets upon any dissolution, winding up, liquidation or reorganization, the payment of principal and interest on subordinated debt securities will be subordinated to the prior payment in full of all senior indebtedness in cash or other payment satisfactory to the holders of such senior indebtedness. If subordinated debt securities are accelerated because of an event of default, the holders of any senior indebtedness would be entitled to payment in full in cash or other payment satisfactory to such holders of all senior indebtedness obligations before the holders of the subordinated debt securities are entitled to receive any payment or distribution. The indenture requires us or the trustee to promptly notify holders of designated senior indebtedness of any acceleration of payment of the subordinated debt securities.

We may not make any payment on the subordinated debt securities, including upon redemption (whether at the holder’s or our option) if:

●	a default in the payment of the principal, premium, if any, interest, rent or other obligations in respect of any senior indebtedness occurs and is continuing beyond any applicable grace period (called a “payment default”); or
●

a default (other than a payment default) with respect to designated senior indebtedness occurs and is continuing that permits holders of designated senior indebtedness to accelerate its maturity, and the trustee receives a notice of such default (called a “payment blockage notice”) from us or any other person permitted to give such notice under the indenture (called a “non-payment default”).

We may resume payments and distributions on the subordinated debt securities, in the case of a payment default, upon the date on which such default is cured or waived or ceases to exist; and, in the case of a non-payment default, the earlier of the date on which such nonpayment default is cured or waived and 179 days after the date on which the payment blockage notice is received, if the maturity of the designated senior indebtedness has not been accelerated, unless the indenture otherwise prohibits such payment or distribution at the time of such payment or distribution.

No new payment blockage notice may be given unless and until 365 days have elapsed since the initial effectiveness of the immediately prior payment blockage notice and all scheduled payments, premium, if any, and interest on the debt securities that have come due have been paid in full in cash. A non-payment default existing or continuing on the date of delivery of any payment blockage notice cannot be the basis for any later payment blockage notice.

If the trustee or any holder of the notes receives any payment or distribution of our assets in contravention of the foregoing subordination provisions, then such payment or distribution will be held in trust for the benefit of holders of senior indebtedness or their representatives to the extent necessary to make payment in full in cash or payment satisfactory to the holders of senior indebtedness of all unpaid senior indebtedness.

In the event of our bankruptcy, dissolution or reorganization, holders of senior indebtedness may receive more, ratably, and holders of the subordinated debt securities may receive less, ratably, than our other creditors (including our trade creditors). This subordination will not prevent the occurrence of any event of default under the indenture.

The indenture does not prohibit us from incurring debt, including senior indebtedness. We may from time to time incur additional debt, including senior indebtedness.

We are obligated to pay reasonable compensation to the trustee, reimburse the trustee for reasonable expenses and to indemnify the trustee against certain losses, liabilities or expenses it incurs in connection with its duties relating to the subordinated debt securities. The trustee’s claims for these payments will generally be senior to those of noteholders in respect of all funds collected or held by the trustee and will not be subject to subordination.

Certain Definitions

“Indebtedness” means:

(1)

all indebtedness, obligations and other liabilities (contingent or otherwise) for borrowed money (including our obligations in respect of overdrafts, foreign exchange contracts, currency exchange agreements, interest rate protection agreements, and any loans or advances from banks, whether or not evidenced by notes or similar instruments) or evidenced by bonds, debentures, notes or similar instruments (whether or not the recourse of the lender is to the whole of the assets of such person or to only a portion thereof) (other than any account payable or other accrued current liability or obligation incurred in the ordinary course of business in connection with the obtaining of materials or services);

(2)	all reimbursement obligations and other liabilities (contingent or otherwise) with respect to letters of credit, bank guarantees or bankers’ acceptances;

(3)

all obligations and liabilities (contingent or otherwise) in respect of leases required, in conformity with generally accepted accounting principles, to be accounted for as capitalized lease obligations on our balance sheet;

(4)

all obligations and other liabilities (contingent or otherwise) under any lease or related document (including a purchase agreement) in connection with the lease of real property which contractually obligates us to purchase or cause a third party to purchase the leased property and thereby guarantee a minimum residual value of the leased property to the lessor and the obligations of such person under such lease or related document to purchase or to cause a third party to purchase such leased property;

(5)

all obligations (contingent or otherwise) with respect to an interest rate or other swap, cap or collar agreement or other similar instrument or agreement or foreign currency hedge, exchange, purchase or similar instrument or agreement;

(6)

all direct or indirect guaranties or similar agreements in respect of, and obligations or liabilities (contingent or otherwise), to purchase or otherwise acquire or otherwise assure a creditor against loss in respect of indebtedness, obligations or liabilities of others of the type described in (1) through (5) above;

(7)

any indebtedness or other obligations described in (1) through (6) above secured by any mortgage, pledge, lien or other encumbrance existing on property which we own or hold, regardless of whether the indebtedness or other obligation secured thereby shall be assumed by us; and

(8)

any and all refinancings, replacements, deferrals, renewals, extensions and refundings of, or amendments, modifications or supplements to, any indebtedness, obligation or liability of the kind described in clauses (1) through (7) above.

“Senior indebtedness” means the principal, premium, if any, interest, including any interest accruing after bankruptcy, additional amounts, if any, and rent or termination payment on or other amounts due on our current or future indebtedness, whether created, incurred, assumed, guaranteed or in effect guaranteed by us, including any deferrals, renewals, extensions, refundings, amendments, modifications or supplements to the above. Senior indebtedness does not include:

●	indebtedness that expressly provides that it shall not be senior in right of payment to subordinated debt securities or expressly provides that it is on the same basis or junior to subordinated debt securities; and
●	our indebtedness to any of our majority-owned subsidiaries.

Governing Law

Unless otherwise set forth in the prospectus supplement applicable to the particular series of debt securities, the indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

DESCRIPTION OF DEPOSITARY SHARES

The following briefly summarizes the general provisions of the depositary shares representing a fraction of a share of preferred stock of a specific series, or “depositary shares,” and depositary receipts (as defined below) that we may issue from time to time and which would be important to holders of depositary receipts. The specific terms of any depositary shares or depositary receipts, including pricing and related terms, will be disclosed in the applicable prospectus supplement. The prospectus supplement will also state whether any of the general provisions summarized below will apply to the depositary shares or depositary receipts being offered. The following description and any description in a prospectus supplement is a summary only and is subject to, and qualified in its entirety by reference to the terms and provisions of the deposit agreement(s), which we will file with the SEC in connection with an issuance of depositary shares.

Description of Depositary Shares

We may offer depositary shares evidenced by receipts for such depositary shares, which we sometimes refer to as “depositary receipts.” Each depositary receipt represents a fraction of a share of the particular series of preferred stock issued and deposited with a depositary. The fraction of a share of preferred stock which each depositary share represents will be set forth in the applicable prospectus supplement.

We will deposit the shares of any series of preferred stock represented by depositary shares according to the provisions of a deposit agreement to be entered into between us and a bank or trust company, which we will select as our preferred stock depositary, and which may be the same institution that serves as an indenture trustee. The depositary must have its principal office in the United States and have combined capital and surplus of at least $50,000,000. We will name the depositary in the applicable prospectus supplement. Each owner of a depositary share will be entitled to all the rights and preferences of the underlying preferred stock in proportion to the applicable fraction of a share of preferred stock represented by the depositary share. These rights may include dividend, voting, redemption, conversion and liquidation rights. The depositary will send the holders of depositary shares all reports and communications that we deliver to the depositary and which we are required to furnish to the holders of depositary shares. We may issue depositary receipts in temporary, definitive or book-entry form.

Withdrawal of Preferred Stock

A holder of depositary shares may receive the number of whole shares of the series of preferred stock and any money or other property represented by the holder’s depositary receipts after surrendering the depositary receipts at the corporate trust office of the depositary. Partial shares of preferred stock will not be issued. If the surrendered depositary shares exceed the number of depositary shares that represent the number of whole shares of preferred stock the holder wishes to withdraw, then the depositary will deliver to the holder at the same time a new depositary receipt evidencing the excess number of depositary shares. Once the holder has withdrawn the preferred stock, the holder will not be entitled to re-deposit such preferred stock under the deposit agreement or to receive depositary shares in exchange for such preferred stock.

Dividends and Other Distributions

Holders of depositary shares of any series will receive their pro rata share of cash dividends or other cash distributions received by the depositary on the preferred stock of that series held by it. Each holder will receive these distributions in proportion to the number of depositary shares owned by the holder. The depositary will distribute only whole United States dollars and cents. The depositary will add any fractional cents not distributed to the next sum received for distribution to record holders of depositary shares. In the event of a non-cash distribution, the depositary will distribute property to the record holders of depositary shares, unless the depositary determines that it is not feasible to make such a distribution. If this occurs, the depositary, with our approval, may sell the property and distribute the net proceeds from the sale to the holders.

Redemption of Depositary Shares

If a series of preferred stock represented by depositary shares is subject to redemption, then we will give the necessary proceeds to the depositary. The depositary will then redeem the depositary shares using the funds they received from us for the preferred stock. The depositary will notify the record holders of the depositary shares to be redeemed not less than 30 days nor more than 60 days before the date fixed for redemption at the holders’ addresses appearing in the depositary’s books. The redemption price per depositary share will be equal to the redemption price payable per share for the applicable series of the preferred stock and any other amounts per share payable with respect to that series of preferred stock multiplied by the fraction of a share of preferred stock represented by one depositary share. Whenever we redeem shares of a series of preferred stock held by the depositary, the depositary will redeem the depositary shares representing the shares of preferred stock on the same day. If fewer than all the depositary shares of a series are to be redeemed, the depositary shares will be selected by lot, ratably or by such other equitable method as we and the depositary may determine.

Upon and after the redemption of shares of the underlying series of preferred stock, the depositary shares called for redemption will no longer be considered outstanding. Therefore, all rights of holders of the depositary shares will then cease, except that the holders will still be entitled to receive any cash payable upon the redemption and any money or other property to which the holder was entitled at the time of redemption.

Voting Rights

Upon receipt of notice of any meeting at which the holders of preferred stock of the related series are entitled to vote, the depositary will notify holders of depositary shares of the upcoming vote and arrange to deliver our voting materials to the holders. The record date for determining holders of depositary shares that are entitled to vote will be the same as the record date for the related series of preferred stock. The materials the holders will receive will (1) describe the matters to be voted on and (2) explain how the holders, on a certain date, may instruct the depositary to vote the shares of preferred stock underlying the depositary shares. For instructions to be valid, the depositary must receive them on or before the date specified. The depositary will attempt, as far as practical, to vote the shares as instructed by the holder. We will cooperate with the depositary to enable it to vote as instructed by holders of depositary shares. If any holder does not instruct the depositary how to vote the holder’s shares, the depositary will abstain from voting those shares.

Conversion or Exchange

The depositary will convert or exchange all depositary shares on the same day that the preferred stock underlying the depositary shares is converted or exchanged. In order for the depositary to do so, we will deposit with the depositary any other preferred stock, common stock or other securities into which the preferred stock is to be converted or for which it will be exchanged.

The exchange or conversion rate per depositary share will be equal to the exchange or conversion rate per share of preferred stock, multiplied by the fraction of a share of preferred stock represented by one depositary share. All amounts per depositary share payable by us for dividends that have accrued on the preferred stock to the exchange or conversion date that have not yet been paid shall be paid in appropriate amounts on the depositary shares.

The depositary shares, as such, cannot be converted or exchanged into other preferred stock, common stock, securities of another issuer or any other of our securities or property. Nevertheless, if so specified in the applicable prospectus supplement, a holder of depositary shares may be able to surrender the depositary receipts to the depositary with written instructions asking the depositary to instruct us to convert or exchange the preferred stock represented by the depositary shares into other shares of preferred stock or common stock or to exchange the preferred stock for securities of another issuer. If the depositary shares carry this right, upon the payment of applicable fees and taxes, if any, we will cause the conversion or exchange of the preferred stock using the same procedures as we use for the delivery of preferred stock. If a holder is only surrendering part of the depositary shares represented by a depositary receipt for conversion, new depositary receipts will be issued for any depositary shares that are not surrendered.

Amendment and Termination of the Deposit Agreement

We may agree with the depositary to amend the deposit agreement and the form of depositary receipt without consent of the holder at any time. However, if the amendment adds or increases fees or charges payable by holders of the depositary shares or prejudices an important right of holders, it will only become effective with the approval of holders of at least a majority of the affected depositary shares then outstanding. If an amendment becomes effective, holders are deemed to agree to the amendment and to be bound by the amended deposit agreement if they continue to hold their depositary receipts.

The deposit agreement will automatically terminate if:

●	all outstanding depositary shares have been redeemed and all amounts payable upon redemption have been paid;
●	each share of preferred stock held by the depositary has been converted into or exchanged for common stock, other preferred stock or other securities; or
●	a final distribution in respect of the preferred stock held by the depositary has been made to the holders of depositary receipts in connection with our liquidation, dissolution or winding-up.

We may also terminate the deposit agreement at any time. Upon such event, the depositary will give notice of termination to the holders not less than 30 days before the termination date. Once depositary receipts are surrendered to the depositary, it will send to each holder the number of whole and fractional shares of the series of preferred stock underlying that holder’s depositary receipts, provided that, at our election we may pay cash in lieu of fractional shares of preferred stock that may be issuable.

Charges of Depositary and Expenses

We will pay all transfer and other taxes and governmental charges in connection with the establishment of the depositary arrangements. We will pay all charges and fees of the depositary for the initial deposit of the preferred stock, the depositary’s services and redemption of the preferred stock. Holders of depositary shares will pay transfer and other taxes and governmental charges and the charges that are provided in the deposit agreement to be for the holder’s account.

Limitations on Our Obligations and Liability to Holders of Depositary Receipts

The deposit agreement may limit our obligations and the obligations of the depositary. It may also limit our liability and the liability of the depositary as follows:

●	We and the depositary will only be obligated to take the actions specifically set forth in the deposit agreement in good faith;
●	We and the depositary will not be liable if either is prevented or delayed by law or circumstances beyond our or its control from performing our or its obligations under the deposit agreement;
●	We and the depositary will not be liable if either exercises discretion permitted under the deposit agreement;
●

We and the depositary will have no obligation to become involved in any legal or other proceeding related to the depositary receipts or the deposit agreement on behalf of the holders of depositary receipts or any other party, unless we and the depositary are provided with satisfactory indemnity; and

●

We and the depositary will be permitted to rely upon any written advice of counsel or accountants and on any documents we believe in good faith to be genuine and to have been signed or presented by the proper party.

In the deposit agreement, we may agree to indemnify the depositary under certain circumstances.

Resignation and Removal of Depositary

The depositary may resign at any time by notifying us of its election to do so. In addition, we may remove the depositary at any time. Such resignation or removal will take effect when we appoint a successor depositary and it accepts the appointment. We must appoint the successor depositary within 60 days after delivery of the notice of resignation or removal and the new depositary must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

DESCRIPTION OF PURCHASE CONTRACTS

We also may issue purchase contracts, including contracts obligating holders to purchase from us, and obligating us to sell to holders, a fixed or varying number of debt or equity securities at a future date or dates. The consideration for such securities may be fixed at the time that the purchase contracts are issued or may be determined by reference to a specific formula set forth in the purchase contracts. Any purchase contract may include anti-dilution provisions to adjust the number of shares issuable pursuant to such purchase contract upon the occurrence of certain events.

The purchase contracts may be issued separately or as a part of units consisting of a purchase contract and other securities. These contracts, and the holders’ obligations to purchase our securities under the purchase contracts may be secured by cash, certificates of deposit, U.S. government securities that may mature prior to or simultaneously with, the maturity of the purchase contract, standby letters of credit from an affiliated U.S. bank that is FDIC-insured or other collateral satisfactory to the Federal Reserve Board. The purchase contracts may require us to make periodic payments to holders of the purchase units, or vice versa, and such payments may be unsecured or prefunded and may be paid on a current or on a deferred basis as set forth in the applicable prospectus supplement.

DESCRIPTION OF UNITS

We also may offer two or more of the securities described in this prospectus in the form of a “unit,” including pursuant to a unit agreement. The unit may be transferable only as a whole, or the securities comprising a unit may, as described in the applicable prospectus supplement, be separated and transferred by the holder separately. There may or may not be an active market for units or the underlying securities, and not all the securities comprising a unit may be listed or traded on a securities exchange or market.

DESCRIPTION OF WARRANTS

General

We may issue warrants in one or more series to purchase common stock, preferred stock, senior debt securities, subordinated debt securities, other securities or any combination of these securities. Warrants may be issued independently or together with any underlying securities and may be attached to or separate from the underlying securities. We may issue each series of warrants under a separate warrant agreement to be entered into between us and a warrant agent. If applicable, the warrant agent would act solely as our agent in connection with the warrants of such series and would not assume any obligation or relationship of agency for or on behalf of holders or beneficial owners of warrants. The following outlines some of the general terms and provisions of the warrants. Further terms of the warrants and a description of the applicable warrant agreement will be provided in the applicable prospectus supplement. The following description and any description of the warrants in a prospectus supplement are not complete and are subject to and qualified in their entirety by reference to the terms and provisions of the warrant agreement, which we will file with the SEC in connection with an issuance of any warrants.

The applicable prospectus supplement will describe the terms of any warrants, including the following, as may be applicable:

●	the title of the warrants;
●	the total number of warrants to be issued;
●	the consideration for which we will issue the warrants, including the applicable currency or currencies;
●	anti-dilution provisions to adjust the number of shares of our common stock or other securities to be delivered upon exercise of the warrants;
●	the designation and terms of the underlying securities purchasable upon exercise of the warrants;
●	the price at which and the currency or currencies in which investors may purchase the underlying securities purchasable upon exercise of the warrants;
●	the dates on which the right to exercise the warrants will commence and expire;
●	the procedures and conditions relating to the exercise of the warrants;
●	whether the warrants will be in registered or bearer form;
●	information with respect to book-entry registration and transfer procedures, if any;
●	the minimum or maximum amount of warrants which may be exercised at any one time;
●	the designation and terms of the underlying securities with which the warrants are issued and the number of warrants issued with each underlying security;
●	the date on and after which the warrants and securities issued with the warrants will be separately transferable;
●	a discussion of material United States federal income tax considerations;
●	the identity of any warrant agent; and
●	any other terms of the warrants, including terms, procedures and limitations relating to the exchange, transfer and exercise of the warrants.

Warrant certificates may be exchanged for new warrant certificates of different denominations, and warrants may be exercised at the warrant agent’s corporate trust office or any other office indicated in the applicable prospectus supplement. Prior to the exercise of their warrants, holders of warrants exercisable for debt securities will not have any of the rights of holders of the debt securities purchasable upon such exercise and will not be entitled to payments of principal (or premium, if any) or interest, if any, on the debt securities purchasable upon such exercise. Prior to the exercise of their warrants, holders of warrants exercisable for shares of common stock, preferred stock or depositary shares will not have any rights of holders of the common stock, preferred stock or depositary shares purchasable upon such exercise, including any rights to vote such shares or to receive any distributions or dividends thereon.

Exercise of Warrants

A warrant will entitle the holder to purchase for cash an amount of securities at an exercise price that will be stated in, or that will be determinable as described in, the applicable prospectus supplement. Warrants may be exercised at any time prior to the close of business on the expiration date and in accordance with the procedures set forth in the applicable prospectus supplement. Upon and after the close of business on the expiration date, unexercised warrants will be void and have no further force, effect or value.

Enforceability of Rights; Governing Law

The holders of warrants, without the consent of the warrant agent, may, on their own behalf and for their own benefit, enforce, and may institute and maintain any suit, action or proceeding against us to enforce their rights to exercise and receive the securities purchasable upon exercise of their warrants. Unless otherwise stated in the applicable prospectus supplement, each issue of warrants and the applicable warrant agreement will be governed by the laws of the Commonwealth of Pennsylvania.

DESCRIPTION OF RIGHTS

The following briefly summarizes the general provisions of rights to purchase additional shares of our common stock or any series of preferred stock, which we may issue. The specific terms of any rights, including the period during which the rights may be exercised, the manner of exercising such rights, and the transferability of rights, will be disclosed in the applicable prospectus supplement.

General

We may distribute rights, which may or may not be transferable, to the holders of our common stock or any series of our preferred stock as of a record date set by our board of directors, at no cost to such holders. Each holder will be given the right to purchase a specified number of whole shares of our common stock or preferred stock for every share of our common stock or share of a series of preferred stock that the holder thereof owned on such record date, as set forth in the applicable prospectus supplement. The rights will be evidenced by rights certificates, which may be in definitive or book-entry form. Each right will entitle the holder to purchase shares of our common stock or a series of preferred stock at a rate and price per share to be established by our board of directors, as set forth in the applicable prospectus supplement. If holders of rights wish to exercise their rights, they must do so before the expiration date of the rights offering, as set forth in the applicable prospectus supplement. Upon the expiration date, the rights will expire and will no longer be exercisable, unless, in our sole discretion prior to the expiration date, we extend the rights offering.

Exercise Price

Our board of directors will determine the exercise price or prices for the rights based upon a number of factors, including, without limitation, our business prospects; our capital requirements; the price or prices at which an underwriter or standby purchasers may be willing to purchase shares that remain unsold in the rights offering; and general conditions in the securities markets, especially for securities of financial institutions.

The subscription price may or may not reflect the actual or long-term fair value of the common stock or preferred stock offered in the rights offering. We provide no assurances as to the market values or liquidity of any rights issued, or as to whether or not the market prices of the common stock or preferred stock subject to the rights will be more or less than the rights’ exercise price during the term of the rights or after the rights expire.

Exercising Rights; Fees and Expenses

The manner of exercising rights will be set forth in the applicable prospectus supplement. Any subscription agent or escrow agent will be set forth in the applicable prospectus supplement. We will pay all fees charged by any subscription agent and escrow agent in connection with the distribution and exercise of rights. Rights holders will be responsible for paying all other commissions, fees, taxes or other expenses incurred in connection with their transfer of rights that are transferable. Neither we nor the subscription agent will pay such expenses.

Expiration of Rights

The applicable prospectus supplement will set forth the expiration date and time (“Expiration Date”) for exercising rights. If holders of rights do not exercise their rights prior to such time, their rights will expire and will no longer be exercisable and will have no value.

We will extend the Expiration Date as required by applicable law and may, in our sole discretion, extend the Expiration Date. If we elect to extend the Expiration Date, we will issue a press release announcing such extension prior to the scheduled Expiration Date.

Withdrawal and Termination

We may withdraw the rights offering at any time prior to the Expiration Date for any reason. We may terminate the rights offering, in whole or in part, at any time before completion of the rights offering if there is any judgment, order, decree, injunction, statute, law or regulation entered, enacted, amended or held to be applicable to the rights offering that in the sole judgment of our board of directors would or might make the rights offering or its completion, whether in whole or in part, illegal or otherwise restrict or prohibit completion of the rights offering. We may waive any of these conditions and choose to proceed with the rights offering even if one or more of these events occur. If we terminate the rights offering, in whole or in part, all affected rights will expire without value, and all subscription payments received by the subscription agent will be returned promptly without interest.

Rights of Subscribers

Holders of rights will have no rights as shareholders with respect to the shares of common stock or preferred stock for which the rights may be exercised until they have exercised their rights by payment in full of the exercise price and in the manner provided in the applicable prospectus supplement, and such shares of common stock or preferred stock, as applicable, have been issued to such persons. Holders of rights will have no right to revoke their subscriptions or receive their monies back after they have completed and delivered the materials required to exercise their rights and have paid the exercise price to the subscription agent. All exercises of rights will be final and cannot be revoked by the holder of rights.

Regulatory Limitations

We will not be required to issue any person or group of persons shares of our common stock or preferred stock pursuant to the rights offering if, in our sole opinion, such person would be required to give prior notice to or obtain prior approval from, any state or federal governmental authority to own or control such shares if, at the time the rights offering is scheduled to expire, such person has not obtained such clearance or approval in form and substance reasonably satisfactory to us.

Standby Agreements

We may enter into one or more separate agreements with one or more standby underwriters or other persons to purchase, for their own account or on our behalf, any shares of our common stock or preferred stock not subscribed for in the rights offering. The terms of any such agreements will be described in the applicable prospectus supplement.

PLAN OF DISTRIBUTION

We may sell the securities covered in this prospectus in any of three ways (or in any combination):

●	through underwriters or dealers;
●	directly to a limited number of purchasers or to a single purchaser; or
●	through agents.

Each time that we use this prospectus to sell securities, we will also provide a prospectus or prospectus supplement that contains the specific terms of the offering. The prospectus or prospectus supplement will set forth the terms of the offering of the securities, including:

●	the name or names of any underwriters, dealers or agents and the amounts of any securities underwritten or purchased by each of them; and
●	the public offering price of the common stock and the proceeds to us and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

If underwriters are used in the sale of any securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters’ obligations to purchase the securities will be subject to certain conditions precedent. The underwriters will be obligated to purchase all of the securities if they purchase any of the securities.

We may sell the securities through agents from time to time. The prospectus or prospectus supplement will name any agent involved in the offer or sale of the securities and any commissions we pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment.

We may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities from us at the public offering price set forth in the prospectus or prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus or prospectus supplement, and the prospectus or prospectus supplement will set forth any commissions we pay for solicitation of these contracts.

Agents and underwriters may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents and underwriters may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus or prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus or prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of securities, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of securities. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus or prospectus supplement (or a post-effective amendment).

Each series of securities will be a new issue of securities and will have no established trading market other than the common stock which is listed on the The Nasdaq Capital Market. Any underwriters to whom securities are sold for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The securities, other than the common stock, may or may not be listed on a national securities exchange.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, the validity of the securities offered hereby will be passed upon for us by Cozen O’Connor, Pittsburgh, Pennsylvania. If the validity of the securities offered hereby in connection with offerings made pursuant to this prospectus is being passed upon by counsel of the underwriters, dealers or agents, if any, such counsel will be named in the prospectus supplement relating to such offering.

EXPERTS

The consolidated financial statements of FNCB Bancorp, Inc. as of December 31, 2017 and 2016 and for each of the three years in the period ended December 31, 2017 incorporated in this prospectus and registration statement by reference from the FNCB Bancorp, Inc. Annual Report on Form 10-K for the year ended December 31, 2017 and the effectiveness of FNCB Bancorp, Inc.’s internal controls over financial reporting as of December 31, 2017 have been audited by Baker Tilly Virchow Krause, LLP, an independent registered public accounting firm, as stated in their report thereon, incorporated herein by reference, and have been incorporated in this prospectus and registration statement in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act, and file with the SEC proxy statements, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, NE, Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC’s web site at www.sec.gov or on our website at www.fncb.com under the “Investor Relations” tab. Information on, or that can be accessible through, our website does not constitute a part of, and is not incorporated by reference in, this prospectus.

We have filed with the SEC a registration statement on Form S-3 relating to the securities covered by this prospectus and any prospectus supplement. This prospectus is a part of the registration statement and does not contain all the information in the registration statement. Whenever a reference is made in this prospectus or any prospectus supplement to a contract or other document, the reference is only a summary and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC’s public reference room in Washington, D.C., as well as through the SEC’s Internet site.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” in this prospectus information we file with the SEC in other documents. This means that we can disclose important information to you by referring to another document we have filed with the SEC. The information relating to us contained in this prospectus should be read together with the information in the documents incorporated by reference.

We incorporate by reference, as of their respective dates of filing, the documents listed below (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Exchange Act);

●	our Annual Report on Form 10-K for the year ended December 31, 2017 filed with the SEC on March 9, 2018;, including the information in our proxy statement on Schedule 14A filed with the SEC on April 17, 2018 that is incorporated by reference in that Annual Report on Form 10-K;
●	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2018 and June 30, 2018 filed with the SEC on May 4, 2018 and August 3, 2018, respectively; and
●

our Current Reports on Form 8-K filed with the SEC on January 5, 2018, January 24, 2018, January 31, 2018, February 28, 2018, April 11, 2018, April 25, 2018, May 16, 2018, July 5, 2018, July 26, 2018 and July 30, 2018;

●	all documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, as amended (other than Current Reports on Form 8-K furnished under Items 2.02 and 7.01 (including any financial statements or exhibits relating thereto furnished pursuant to Item 9.01) of Form 8-K and not specifically incorporated by reference) after the date of the initial filing of this registration statement of which this prospectus is a part and prior to the effectiveness of such registration statement; and
●	all documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, as amended (other than Current Reports on Form 8-K furnished under Items 2.02 and 7.01 (including any financial statements or exhibits relating thereto furnished pursuant to Item 9.01) of Form 8-K and not specifically incorporated by reference), after the date of this prospectus.

You should read the information relating to us in this prospectus and any accompanying prospectus supplement together with the information in the documents incorporated or deemed to be incorporated by reference herein. Nothing contained herein shall be deemed to incorporate information furnished to, but not filed with, the SEC.

Any statement incorporated by reference in this prospectus from an earlier dated document that is inconsistent with a statement contained in this prospectus or in any other document filed after the date of the earlier dated document, but prior to the date hereof, which also is incorporated by reference in this prospectus, shall be deemed to be modified or superseded for purposes of this prospectus by such statement contained in this prospectus or in any other document filed after the date of the earlier dated document, but prior to the date hereof, which also is incorporated by reference in this prospectus.

Any person, including any beneficial owner, to whom this prospectus is delivered may request copies of any of the documents incorporated by reference in this prospectus, without charge, by written or oral request as directed to FNCB Bancorp, Inc., Attn: Investor Relations, 102 East Drinker Street, Dunmore, Pennsylvania 18512 or by phone at (570) 346-7667 or our website at www.fncb.com under the “Investor Relations” tab or from the SEC through the SEC’s Internet website at the address provided under “Where You Can Find More Information.” All other information contained on our website is not part of this prospectus. Documents incorporated by reference in this prospectus are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents.

2,857,000 Shares

FNCB BANCCORP, INC.

Common Stock

PROSPECTUS SUPPLEMENT

Sole Bookrunner

Performance Trust Capital Partners, LLC

Lead Manager

FIG Partners, LLC

February 6, 2019